Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 30, 2026, and is entered into by and among ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party hereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time party hereto (each, a “Lender”, and collectively “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, including any successors or assigns, “Agent”).

RECITALS

A.       Borrower has requested Lenders make available to Borrower up to five (5) tranches of term loans in an aggregate principal amount of up to One Hundred Fifty Million Dollars ($150,000,000) (the “Term Loans”); and

B.       Lenders are willing to make the Term Loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1              Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third-party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing (other than “off-the-shelf” licenses or non-exclusive licenses that are granted in connection with services, vendor or similar contracts where the grant of intellectual property rights is ancillary to the services to be rendered or products to be provided under such contract), any product, product line or intellectual property of or from any other Person.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this definition. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Biologics License Application” means an application for licensure of a biological product submitted to the FDA under 42 U.S.C. § 262(k) for permission to introduce, or deliver for introduction, a biologic product into interstate commerce.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means, with respect to any Person that is a corporation, company or exempted company, its board of directors, with respect to any Person that is a limited liability company, its board of managers or managing members, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its Organizational Documents.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under clinical investigation or development by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries intends to sell, license, market or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation and remain material to its business.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.

“Cash” means all cash, cash equivalents and liquid funds, in each case, excluding any Digital Assets.

“Cayman Security Documents” means collectively, the Cayman Security Deed, the Cayman Share Pledge and all other necessary deliverables specified in the foregoing agreements.

“Cayman Subsidiary” means Rocket Pharmaceuticals, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with registration number 302040.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50.0%) of the ordinary voting power for the election of directors of Company (determined on a fully diluted basis); (b) “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt Financing has occurred; (c) [reserved]; or (d) at any time, Company shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Company, except in connection with a joint venture or strategic alliance permitted by Section 7.6 or a transaction permitted by Section 7.9, free and clear of all Liens (other than Permitted Liens).

“Charter” means, with respect to any Person, such Person’s incorporation, formation or equivalent documents, as in effect from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of a Lender now or hereafter arising or existing under or relating to this Agreement and related Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable and documented attorneys’ fees and costs, and any prepayment or termination premiums.

“Common Stock” means the Common Stock, $0.01 par value per share, of Company.

“Company IP” means any and all of the following, as they exist in and throughout the United States of America: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any Patent issued with respect to any of the Current Company IP, any Patent right claiming the composition of matter of, or the method of making or using, the Borrower Products in the United States of America, any reissue, reexamination, renewal or Patent term extension or adjustment (including any supplementary protection certificate) of any such Patent, and any confirmation Patent or registration Patent or patent of addition based on any such Patent; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products; (d) any and all IP Ancillary Rights specifically relating to any of the foregoing; and (e) regulatory filings, submissions and approvals related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products and all data provided in any of the foregoing.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Data Protection Laws” means any applicable laws, regulatory guidance and standards relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Data Protection Requirements” means all applicable: (i) Data Protection Laws; (ii) Privacy Policies; (iii) terms of any agreements to which Borrower or any of its Subsidiaries is bound relating to such party’s Processing of Personal Information; and (iv) applicable industry standards.

“Default” means any event, circumstance or condition that has occurred or exists, that would, with the passage of time or the requirement that notice be given or both, become an Event of Default.

“Deposit Accounts” means any “deposit accounts”, as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Digital Assets” means all cryptocurrencies, virtual currencies, coins, tokens and other digital assets.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Secured Obligations (other than Surviving Obligations)), (b) are redeemable at the option (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Secured Obligations (other than Surviving Obligations)) of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for scheduled payments of dividends in Cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case with respect to clauses (a) through (d), prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to any plan for the benefit of any employee, officer, director, manager or consultant of a Loan Party, any Subsidiary thereof, or by any such plan to such employee, officer, director, manager or consultant, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by a Loan Party or any Subsidiary thereof in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, officer director, manager or consultant.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“DOJ DSP Rule” mean 28 CFR Part 202, “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” including any amendments thereto and guidance provided thereunder.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Enforcement Action” means, with respect to any Lender and with respect to any Collateral Claim of such Lender or any item of Collateral in which such Lender has or claims a security interest lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Collateral Claim or Collateral. The filing, or the joining in the filing, by any Lender of an involuntary bankruptcy or Insolvency Proceeding against Borrower also is an Enforcement Action.

“Equity Interests” means, with respect to any Person, the capital stock, shares, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Accounts” means any of the following Deposit Accounts which are designated as such in writing to Agent as of the Closing Date or, with respect to any Deposit Account opened after the Closing Date, in the next Compliance Certificate delivered after such Deposit Account is opened: (a) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees holding an aggregate amount across all such accounts of not more than amounts needed for the then-next two (2) payroll cycles, (b) any Deposit Account which is a zero-balance disbursement account, (c) any Deposit Account which is solely used for disbursements and payments of withheld income taxes, payroll taxes and/or federal, state or local employee taxes, (d) any Deposit Account which is solely used as a trust account, escrow account, or other fiduciary account, and (e) accounts used exclusively to maintain cash collateral subject to a Permitted Lien.

“Excluded Subsidiaries” means (a) all Foreign Subsidiaries that, together with the Subsidiaries set forth in clause (b) below: (i) generate in the aggregate less than five percent (5.00%) of the consolidated trailing twelve month revenue calculated in accordance with GAAP of the Company and its Subsidiaries as of the last day of the most recent fiscal month for which financial statements of the Company are available, (ii) hold in the aggregate assets that constitute less than five percent (5.00%) of consolidated total assets of the Company and its Subsidiaries, at any time, (iii) hold in the aggregate Cash of less than Five Hundred Thousand Dollars ($500,000) at any time, and (iv) hold no Intellectual Property; and (b)(i) Geminus, Inc., a New Jersey corporation, and (ii) Rocket Foundation, Inc., a Delaware corporation, for so long as each of them shall satisfy the requirements set forth in clause (a)(i) through (iv) above; provided that, notwithstanding the foregoing, an Excluded Subsidiary may license Intellectual Property on a non-exclusive basis or own de minimis Intellectual Property such as Trademarks protecting its name or logo; provided further that, (x) if the aforementioned thresholds are exceeded at any time, then Borrower shall designate in writing to the Agent one or more of such Foreign Subsidiaries or Subsidiaries set forth in clause (b) to become a Borrower to the extent necessary to eliminate such excess and (y) notwithstanding anything to the contrary, in no event shall any Subsidiary that is the direct or indirect parent of a Loan Party be deemed to be an Excluded Subsidiary.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. Section 301 et seq.) and all regulations promulgated thereunder.

“Foreign Subsidiary” means a Subsidiary other than any Domestic Subsidiary.

“Funding Account” means the deposit account maintained by Wells Fargo Bank, N.A., bearing account number XXXXX9717 in which Borrower has an interest (which, for the avoidance of doubt, shall be the account into which the proceeds of the Loan will be funded into on the Closing Date).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Guarantor” means any Subsidiary of Borrower that enters into a Guaranty.

“Guaranty” means a guaranty with respect to the Secured Obligations, in form and substance satisfactory to Agent that may be entered into from time to time, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” means (i) the FDCA and the Public Health Service Act (42 U.S.C. Section 201 et seq.); (ii) all applicable federal, state, local and foreign health care fraud and abuse laws, including, without limitation, the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal false statements law (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286, 287, 1347 and 1349, the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act (42 U.S.C. Section 1320d et seq.) (“HIPAA”), the civil monetary penalties law (42 U.S.C. Section 1320a-7a), the exclusion law (42 U.S.C. Section 1320a-7), and applicable laws governing government funded or sponsored healthcare programs; (iii) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (v) all applicable state, local and foreign laws relating to the manufacture and distribution of Borrower Products; and (vi) all other similar local, state, federal, national, supranational and foreign laws; and (vii) the regulations promulgated pursuant to such laws set forth in subparts (i) through (vii).

“Hedge Agreement” means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, fuel or mineral or other commodity hedge or exchange agreement or any other agreement or arrangement entered into for non-speculative purposes designated to protect a Person against fluctuation in interest rates currency exchange rates, commodity or mineral prices other than in connection with a Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all obligations to purchase, redeem, retire or defease Disqualified Equity Interests, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts but only in each case of the foregoing as and to the extent of the amount required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP, (f) [reserved], (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered Indebtedness of Borrower.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy, liquidation, provisional liquidation, moratorium, receivership, or insolvency law or pursuant to the Cayman Islands restructuring officer regime, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, administration, arrangement, receivership or other similar relief proceedings in the applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date between Loan Parties and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Investment” means (a) any beneficial ownership (including stock, shares, partnership interests, limited liability company interests, or other equity securities or ownership interests) of or in any Person, (b) any loan, advance or capital contribution to any Person, (c) any Acquisition, or (d) other transfers on behalf of or in connection with any equity ownership or similar transfers.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, software, trade secrets or trade secret rights.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary required to join as a Borrower or as a Guarantor pursuant to Section 7.13, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Cayman Security Documents, any Joinder Agreement, all UCC Financing Statements, any Guaranty, any Warrants, the Pledge Agreement, the Intellectual Property Security Agreement, each Process Letter, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means Borrower or any Guarantor.

“Market Capitalization” means, for any given date of determination, an amount equal to (a) the average of the daily volume weighted average price of Company’s common Equity Interests as reported for each of the five (5) Trading Days preceding such date of determination multiplied by (b) the total number of issued and outstanding shares of Company’s common Equity Interests that are issued and outstanding on the date of the determination and listed on the Principal Stock Exchange, subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period (it being understood that all pre-funded warrants with a $0.01 exercise price issued by the Company that are exercisable without condition other than customary ownership blockers shall be treated as outstanding common Equity Interests for purposes of this definition and the calculation of “Market Capitalization”).

“Market Disruption Event” means any of the following events: (a) any suspension of, or limitation imposed on, trading by the Principal Stock Exchange in shares of Common Stock during any period or periods aggregating one hour or longer and whether by reason of movements in price exceeding limits permitted by the Principal Stock Exchange or otherwise relating to the Common Stock; or (b) the failure to open of the exchange or quotation system on which the Common Stock is traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties and their respective Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means (a) each license, agreement or other contractual arrangement identified on Schedule 1.1A and (b) any other license, agreement or other contractual arrangement the termination of which before the end of its stated term could be reasonably expected to result in a Material Adverse Effect individually or in the aggregate.

“Material Regulatory Liabilities” means (a) (i) any liabilities arising from the violation of applicable laws, rules or regulations (including Healthcare Laws), or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Borrower Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), could reasonably be expected to result in a Material Adverse Effect.

“Milestone” means, individually and collectively, Tranche 2 Milestone and Approval Milestone.

“Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement by and between Company and Agent dated as of August 17, 2026.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Organizational Documents” means with respect to any Person, such Person’s Charter, and (a) if such Person is a corporation, company or exempted company, its bylaws or memorandum and articles of association (as applicable), (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Paid in Full”, “Pay in Full” or “Payment in Full” shall mean the indefeasible payment in full in cash of all Secured Obligations other than inchoate indemnification obligations which, by their terms, survive termination of this Agreement (such obligations, “Surviving Obligations”) and Lenders have no further commitment or obligation hereunder or under any other Loan Documents to make any further Advances.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Perfection Certificate” means a completed certificate entitled “Perfection Certificate and Diligence Request”, dated as of the Closing Date, delivered by Company to Agent and Lenders, signed by Company (as amended or supplemented pursuant to the terms of this Agreement).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Common Stock (or other securities or property following a merger event or other change of Common Stock) purchased by Borrower in connection with the issuance of any Permitted Convertible Debt Financing and as may be amended in accordance with its terms; provided that (x) the net purchase price of such call option transaction less the amount received by Borrower in respect of any Permitted Warrant Transaction in connection with such issuance of Permitted Convertible Debt shall not exceed 25% of the gross proceeds to Borrower from such issuance of Permitted Convertible Debt and (y) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of Borrower.

“Permitted Convertible Debt Financing” means issuance by Company of convertible notes in one or more transactions in an aggregate principal amount of not more than the lesser of (x) Two Hundred Million Dollars ($200,000,000) and (y) twenty percent (20.00%) of Company’s Market Capitalization at the time of any such issuance (“Permitted Convertible Debt”); provided that such convertible notes shall (a) both immediately prior to and immediately after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (b) have no scheduled amortization or principal payments, mandatory redemptions or other required payments of principal prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date, other than customary payments upon a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term (it being understood that a holder’s option to convert any such Indebtedness into Common Stock (and Cash in lieu of fractional shares) shall not be considered a required mandatory redemption or payment of principal and payments of interest shall be permitted), (c) be unsecured or secured, (d) not be guaranteed by any Subsidiary of Company that is not a Borrower or a guarantor of the Secured Obligations, (e) if secured, contain subordination terms for underwritten or Rule 144A offerings of senior subordinated convertible notes satisfactory to Agent in its reasonable discretion, (f) shall be Indebtedness of Company and not of any Subsidiary thereof, (g) if secured, shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (e) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms and (h) contain terms and conditions, including with respect to events of default, covenants, principal and interest payments, conversions, redemptions and fundamental changes customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act of 1933, as amended); provided, that any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of a Loan Party or its affiliates (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision. For the avoidance of doubt, Permitted Convertible Debt Financing shall not constitute Subordinated Indebtedness.

“Permitted Indebtedness” means:

(i)         Indebtedness of Borrower in favor of any Lender or Agent arising under this Agreement or any other Loan Document;

(ii)        Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(iii)       Indebtedness of up to One Million Five Hundred Thousand Dollars ($1,500,000) outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment, software or other Intellectual Property financed with such Indebtedness plus customary fees, expenses and taxes;

(iv)       Indebtedness to trade creditors incurred in the ordinary course of business (other than trade credit that is past due by more than one hundred twenty (120) days), including such Indebtedness incurred in the ordinary course of business with corporate credit cards in an aggregate outstanding amount not to exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) at any time;

(v)        Indebtedness that also constitutes a Permitted Investment;

(vi)       Subordinated Indebtedness;

(vii)      reimbursement obligations in connection with letters of credit or Hedge Agreements (entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes), that are at any time outstanding and secured by Cash and issued on behalf of Borrower or a Subsidiary in an amount not to exceed One Million Dollars ($1,000,000);

(viii)     other unsecured Indebtedness in an amount not to exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) at any time outstanding;

(ix)       intercompany Indebtedness of (A) any Loan Party owing to another Loan Party, or (B) any Foreign Subsidiary that is an Excluded Subsidiary resulting from a Permitted Investment in accordance with clause (x) of the defined term “Permitted Investments”;

(x)        the Permitted Convertible Debt Financing;

(xi)       Indebtedness with respect to a Permitted Royalty Transaction;

(xii)      Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(xiii)     Indebtedness consisting of financing of insurance premiums in the ordinary course of business;

(xiv)     Indebtedness in respect of netting services, overdraft protection and similar arrangements in connection with deposit or securities accounts in the ordinary course of business;

(xv)       Indebtedness consisting of guarantees with respect to surety and appeal bonds, performance bonds, bid bonds, completion guarantees, and similar obligations up to an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) at any one time outstanding; and

(xvi)     extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome (taken as a whole) terms upon Borrower or its Subsidiary, as the case may be, and subject to any limitations on the aggregate amount of such Indebtedness.

“Permitted Investment” means:

(i)          Investments existing on the Closing Date which are disclosed in Schedule 1B;

(ii)        (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two years from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than one year from the date of investment therein, which are either (x) issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000), or (y) are fully FDIC-insured, (d) money market accounts, and (e) Investments permitted by Borrower’s investment policy as provided to Agent and Lenders prior to the Closing Date, as amended from time to time; provided that any material amendments thereto have been approved in writing by Agent and the Lenders in their reasonable discretion;

(iii)       repurchases of stock of Borrower from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(iv)       Investments accepted in connection with Permitted Transfers;

(v)        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(vi)       Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subsection (vi) shall not apply to Investments of any Loan Party in any Subsidiary of a Loan Party;

(vii)      Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Company pursuant to employee stock purchase plans or other similar agreements approved by Company’s Board of Directors;

(viii)    Investments consisting of: (A) travel advances and employee relocation loans in the ordinary course of business, and (B) loans to employees, officers, managers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors or similar governing body; not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for (A) and (B), collectively, from the Closing Date until Payment in Full;

(ix)       Investments in newly-formed Subsidiaries, provided that each such Subsidiary has complied with Section 7.13;

(x)       Investments in Foreign Subsidiaries (including newly-formed Foreign Subsidiaries) that are Excluded Subsidiaries not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year, and other amounts approved in advance in writing by Agent;

(xi)       [Reserved];

(xii)      joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year; and provided, further, that, for the avoidance of doubt, any cost-sharing arrangements in connection with collaborative studies with third parties shall not be subject to any such limitation;

(xiii)     [reserved];

(xiv)     Investments consisting of Deposit Accounts and securities accounts permitted by this Agreement; and

(xv)      additional Investments that do not exceed One Million Dollars ($1,000,000) in the aggregate.

“Permitted Liens” means:

(i)         Liens in favor of Agent or Lenders;

(ii)        Liens existing on the Closing Date which are disclosed in Schedule 1C;

(iii)      Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;

(iv)      Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(v)        Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi)       the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii)      Liens on Equipment or software or other intellectual property constituting purchase money Liens and other Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii)     Liens on the Collateral securing Subordinated Indebtedness so long as such Liens are junior to the Liens securing the Secured Obligations;

(ix)       leasehold interests in leases or subleases and licenses (other than with respect to Intellectual Property) granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi)        Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii)       statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii)     easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv)     (a) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (b) security deposits in connection with real property leases, the combination of (a) and (b) in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time;

(xv)       Licenses that qualify as Permitted Transfers;

(xvi)     Liens in connection with a Permitted Royalty Transaction consisting of (i) Liens or back-up Liens solely on the royalty interest purchased pursuant to a true sale Permitted Royalty Transaction and the proceeds thereof, and segregated accounts into which such purchased royalty interests (and only such royalty interests) are paid (such account, a “Permitted Segregated Royalty Account”), or (ii) Liens on Company IP that comply with clause (b) of the definition of Permitted Royalty Transaction;

(xvii)    [reserved]; and

(xviii)   Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Permitted Liens described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Out-Licenses” means licenses, sub-licenses and similar arrangements for the use of the Intellectual Property entered into on arms’ length basis, that could not result in a legal transfer of title of the licensed property and which may be exclusive in respects other than territory, and with respect to territory shall be either: (a) non-exclusive; or (b) exclusive but only as to discrete geographical areas outside of the United States of America.

“Permitted Royalty Transaction” means either a true royalty or synthetic royalty financing whereby Borrower receives or has rights to receive unencumbered and unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction, but excluding encumbrances and restrictions under the Loan Documents) net cash proceeds of no less than Two Hundred Million Dollars ($200,000,000) (or, if a lesser percentage of revenue is sold, no less than a pro-rated amount based on such lesser percentage) in exchange for rights to receive future payments based on net sales, revenue or milestones, as applicable, of RP-A501 in an amount not to exceed, in the aggregate for all such Permitted Royalty Transactions, (i) ten percent (10.00%) (or, if a lesser amount of cash proceeds is to be received, no less than a pro-rated percentage based on such lesser amount) of worldwide net sales or revenue, as applicable, of RP-A501 or (ii) fixed and variable success fees and other payments (however characterized) in an aggregate amount not to exceed two (2) times the net cash proceeds received by Borrower in such financing, so long as the terms of such fees and other payments shall have been approved by Agent in its sole discretion; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to such transaction and (ii) such transaction (a) in the case of any synthetic royalty financings (and not royalty purchases or buyouts) with respect to RP-A501, shall be subject to an intercreditor agreement in form and substance satisfactory to Agent in its sole discretion, (b) for which any security is granted, shall have such grant of security limited solely to up to ten percent (10.00%) of total net product revenue in respect of RP-A501 and such security is subordinated to Agent’s first priority Lien, and (c) shall not have a guaranteed minimum return payment or “true-up” payment earlier than one hundred eighty (180) days after the Term Loan Maturity Date and/or subject to Payment in Full and if structured as Indebtedness, shall not have a scheduled maturity date earlier than one hundred eighty (180) days after the Term Loan Maturity Date; provided further that Borrower shall not engage in more than one such transaction, for RP-A501, at any one time. For the avoidance of doubt, the aforementioned figures shall be scalable (e.g., an amount not less than One Hundred Million Dollars ($100,000,000) for each transaction in exchange for a promise to pay future royalties on net sales of not more than five percent (5.00%) of total net product revenue in respect of RP-A501) so long as the percentage of total net product revenue in respect of RP-A501 subject to any single transaction shall not be less than five percent (5.00%). Agent shall, if requested by Borrower, release its Lien on purchased revenue streams in connection with a “true sale” of an existing revenue stream that (i) constitutes a Permitted Royalty Transaction, and (ii) is not a synthetic royalty transaction as determined by the Agent in its reasonable business judgment.

“Permitted Transfers” means:

(i)           sales of Inventory in the ordinary course of business;

(ii)         Permitted Out-Licenses;

(iii)       the sale of Borrower’s lentiviral vector drug product KRESLADI™ and drug product programs RP-L102 and RP-L301; provided that (a) such sale is made for fair market value to a Person that is not an Affiliate of Borrower on terms that are no less favorable to Borrower than those that might be obtained in an arm’s length transaction, (b) all Cash proceeds of such sale are deposited into a Deposit Account that is subject to an Account Control Agreement, (c) such sale does not include the transfer of any Company IP relating to any Borrower Products (other than KRESLADI™, RP-L102 and RP-L301), and (d) no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to such sale;

(iv)       transfers by and among Borrower and any Subsidiary that has executed a Joinder Agreement;

(v)         transfers constituting the making of Permitted Investments, or the granting of Permitted Liens;

(vi)       dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; and

(vii)      Transfers consisting of royalty payments in connection with any Permitted Royalty Transaction;

(viii)     use of Cash in the ordinary course of business to the extent not prohibited pursuant to the terms of the Loan Documents;

(ix)        the sale of Qualified Equity Interests to the extent not causing a Change in Control;

(x)         the abandonment, cancellation, allowing to lapse, or other disposition of any Patents, Trademarks or Copyrights that are no longer used or useful to the Loan Parties or, subject to Agent’s approval, which shall not be unreasonably withheld or delayed, are no longer economically practicable to maintain; provided that absence of receipt of Agent’s approval by Borrower within five (5) Business Days following Borrower providing notice of such decision shall be deemed to be Agent’s approval; and provided, further, that Agent’s approval shall not be required in relation to routine decisions concerning ex-US and national stage filing strategies occurring in the normal course of prosecution or for any abandonment, cancellation, allowance to lapse, or other disposition that does not result in a complete loss of rights in relation to the Patents, Trademarks, or Copyrights (such as abandoning a patent application in favor of a continuation or divisional application);

(xi)        subleases of real property or the termination of real property leases in the ordinary course of business;

(xii)       transactions permitted under Section 7.9; and

(xiii)     other Transfers of assets having a fair market value of not more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Common Stock (or other securities or property following a merger event or other change of the Common Stock) and/or cash (in an amount determined by reference to the price of such Common Stock) sold by Borrower in connection with any Permitted Convertible Debt Financing and substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided that (x) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of Borrower or a committee thereof and (y) such call option transaction would be classified as an equity instrument in accordance with GAAP.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Personal Information” means information in any form that directly or indirectly identifies, relates to, describes, or is reasonably capable of being associated with or linked to, a natural Person, and/or is considered “personally identifiable information,” “protected health information,” “consumer health data,” “personal information,” “personal data,” “nonpublic personal information,” or any similar term by any applicable Data Protection Requirements.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Positive Data” means (a) Borrower has publicly announced that the Registrational Study has achieved each component of its protocol-specified primary efficacy endpoint and (b) RP-A501 has demonstrated an acceptable safety profile as determined by Agent in its reasonable discretion, which together support the planned the filing of the Biologics License Application as the next immediate step in development.

“Privacy Policies” means all published, posted, and internal agreements and policies relating to the Processing of Personal Information by Borrower and its Subsidiaries, including informed consent forms.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information.

“Principal Stock Exchange” means the NASDAQ or, if the Common Stock is not listed on the NASDAQ, the principal national securities exchange or public quotation system on which the Common Stock is then listed for trading or quoted.

“Qualified Cash” means, as of any date of determination, an amount equal to (x) the amount of Borrower’s Cash held in accounts subject to an Account Control Agreement in favor of Agent at such time minus (y) the amount of Borrower’s accounts payable under GAAP not paid after the one hundred twentieth (120th) day following the invoice for such accounts payable (other than accounts which are being contested in good faith by appropriate proceedings diligently conducted).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Equity Issuance Net Proceeds” means the cumulative net proceeds in Cash (excluding any conversion of existing notes, share repurchases, or other holdbacks or discounts) received by Company after the Closing Date as consideration for any (a) public or private sale or issuance of any Qualified Equity Interests of Company, (b) contribution to the equity capital of Company (other than in exchange for Disqualified Equity Interests), (c) Permitted Royalty Transaction or (d) entry into a Permitted Out-License; provided that the amount of Cash received by Company is, in the case of clauses (a) and (b) above, measured at the time made and without adjustment for subsequent changes in value, payable for the fair market value of sale, issuance or contribution and any other property received in connection with such sale, issuance or contribution, and paid by any Person that is not a Loan Party or an Affiliate thereof.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Redemption Conditions” means, with respect to any cash payment in connection with any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) both immediately before and after such repayment, the Borrower’s Qualified Cash shall be no less than one hundred fifty percent (150%) of the Secured Obligations (inclusive of any Prepayment Charge and End of Term Charge that would be due and owing if the outstanding Term Loan Advances were prepaid at the time of measurement).

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state Governmental Authorities (including, without limitation, new drug applications, Biologics License Applications, abbreviated new drug applications, investigational new drug applications, pricing and reimbursement approvals, labelling approvals or their foreign equivalent, wholesale distributor permits and manufacturing licenses or permits).

“Registrational Study” means the Phase 2 clinical study of RP-A501 in male patients with Danon Disease identified as NCT06092034 and based on the protocol set forth in Borrower’s investigational new drug application for RP-A501, as in effect on the Closing Date.

“Regulatory Reporting Event” has the meaning set forth in Section 7.14.

“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“RP-A501 Program” means Borrower’s program for the development and manufacture of RP-A501 for the treatment of Danon Disease.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, the United Kingdom and His Majesty’s Treasury of the United Kingdom (including any sanctions legislation extended to the Cayman Islands pursuant to any Order of Council), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom (including any sanctions legislation extended to the Cayman Islands pursuant to any Order of Council).

“SBA Funding Date” means each date on which a Lender which is an SBIC funds any portion of the Term Loans.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrants), including any obligation to pay any amount now owing or later arising.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information, or access to or compromise of a Person’s information technology systems; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through a Person’s information technology systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Person’s information technology systems or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that otherwise constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable law.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions reasonably satisfactory to Agent and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, including each entity listed on Schedule 1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means any Term Loan Advance made under this Agreement.

“Term Loan Advance” means each Tranche 1-A Advance, Tranche 1-B Advance, Tranche 1-C Advance, Tranche 2 Advance, Tranche 3 Advance and any other funds advanced under Section 2.2(a).

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (a) there is no Market Disruption Event and (b) the Principal Stock Exchange is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Tranche” means the Tranche 1-A Advance, Tranche 1-B Advance, Tranche 1-C Advance, Tranche 2 Advance and/or Tranche 3 Advance, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means any warrant issued in connection with the Loan, as may be amended, restated or modified from time to time.

1.2           The following terms are defined in the Addendums, Sections or subsections referenced opposite such terms:

Defined Term	Addendum/Section
1940 Act	5.6(b)
Act	8.1
Agent	Preamble
Amortization Date	Exhibit K
Approval Milestone	Exhibit K
Assignee	11.14
Borrower	Preamble
Cayman Security Deed	4.5(e)
Cayman Share Pledge	4.5(f)
Claims	11.11
Collateral	3.1
Company	Preamble
Confidential Information	11.13
Cross-Default Reference Obligation	Proviso of the definition of “Permitted Convertible Debt Financing”
Current Company IP	5.10(a)
Due Diligence Fee	Exhibit K
End of Term Charge	Exhibit K
End of Term Charge Percentage	Exhibit K

Event of Default	9
Excluded Assets	3.2
Existing Redemption Price	Addendum 3
Financial Statements	7.1
First Interest Only Extension Conditions	Exhibit K
Indemnified Person	6.3
Information	5.7
Initial Cash Stepdown	7.21(a)
Initial Facility Charge	Exhibit K
Initial Minimum Cash Test Date	Exhibit K
IT Systems	5.18(b)
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Maximum Term Loan Amount	Exhibit K
Minimum Cash Coverage Percentage	7.21(a)
Participant Register	11.8
Payment Date	2.2(e)
Permitted Convertible Debt Financing Payments	7.24
Permitted Segregated Royalty Account	Clause (xvi) of the definition of “Permitted Liens”
Prepayment Charge	Exhibit K
Prime Rate	Exhibit K
Process Letter	Addendum 5
Publicity Materials	11.19
Redemption Condition Payment	7.24(a)(v)
Register	11.7
RTI Amount	Exhibit K
Second Interest Only Extension Conditions	Exhibit K
Subsequent Financing	Exhibit K
Subsequent Tranche Facility Charge	Exhibit K
Surviving Obligations	Definition of “Payment in Full”
Term Commitment	Exhibit K
Term Loan Interest Rate	Exhibit K
Term Loan Maturity Date	Exhibit K

Third Party IP	5.10(i)
Tranche 1 Advances	2.2(a)(iii)
Tranche 1-A Advance	2.2(a)(i)
Tranche 1-A Commitment	Exhibit K
Tranche 1-B Advance	2.2(a)(ii)
Tranche 1-B Commitment	Exhibit K
Tranche 1-B Commitment Period	Exhibit K
Tranche 1-C Advance	2.2(a)(iii)
Tranche 1-C Commitment	Exhibit K
Tranche 1-C Commitment Period	Exhibit K
Tranche 2 Advance	2.2(a)(iv)
Tranche 2 Commitment	Exhibit K
Tranche 2 Commitment Period	Exhibit K
Tranche 2 Milestone	Exhibit K
Tranche 3 Advances	2.2(a)(v)
Tranche 3 Commitment	Exhibit K
Tranche 3 Commitment Period	Exhibit K
Transfer	7.8
Use of Proceeds Statement	Addendum 3

1.3              Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP as in effect on the date hereof, and all financial computations hereunder shall be computed in accordance with GAAP as in effect on the date hereof, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4              If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such requirement shall continue to be computed in accordance with GAAP prior to such change.

1.5              Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.

1.6              Notwithstanding anything in the definition of GAAP to the contrary, any obligations under a lease that is not (or would not be) a capital lease under GAAP as in effect prior to giving effect to FASB Accounting Standards Update No. 2016-02, Leases, shall not be treated as a capital lease solely as a result of the adoption of changes in GAAP.

1.7              If any obligation required to be performed hereunder falls on a day that is not a Business Day, or any payment hereunder becomes due and payable on a day that is not a Business Day (including on the Term Loan Maturity Date), the date of performance or due date thereof, as applicable, shall be the immediately subsequent Business Day.

1.8              Notwithstanding anything in this Agreement to the contrary, Permitted Convertible Debt shall at all times be valued at the outstanding principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

SECTION 2. THE LOAN

2.1            [Reserved]

2.2            Term Loan Advances.

(a)          Advances.

(i)                 Tranche 1-A. Subject to the terms and conditions of this Agreement, on the Closing Date, Lenders shall severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance in an aggregate principal amount equal to the Tranche 1-A Commitment (such Term Loan Advance, the “Tranche 1-A Advance”).

(ii)               Tranche 1-B. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, at any time during the Tranche 1-B Commitment Period, an additional Term Loan Advance in an aggregate principal amount equal to the Tranche 1-B Commitment (such Term Loan Advances, the “Tranche 1-B Advance”).

(iii)             Tranche 1-C. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, at any time during the Tranche 1-C Commitment Period, an additional Term Loan Advance in an aggregate principal amount equal to the Tranche 1-C Commitment (such Term Loan Advances, the “Tranche 1-C Advance” and, together with the Tranche 1-A Advance and the Tranche 1-B Advance, collectively, the “Tranche 1 Advances”).

(iv)             Tranche 2. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, at any time during the Tranche 2 Commitment Period, an additional Term Loan Advance in an aggregate principal amount equal to the Tranche 2 Commitment (such Term Loan Advances, the “Tranche 2 Advance”).

(v)               Tranche 3. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, at any time during the Tranche 3 Commitment Period, and conditioned on approval by Lenders’ investment committee in its sole and unfettered discretion, one or more additional Term Loan Advances in minimum increments of the Minimum Advance Amount (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(v)) in an aggregate principal amount up to the Tranche 3 Commitment (such Term Loan Advances, the “Tranche 3 Advances”).

(b)          Maximum Term Loan Amount. The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount. Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(c)          Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days (or such shorter period as agreed to by Agent) before each Advance Date other than the Closing Date) to Agent. Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent set forth in Section 4 and applicable to such Term Loan Advance is satisfied as of the requested Advance Date. The proceeds of any Term Loan Advance shall be deposited into an account that is subject to an Account Control Agreement.

(d)          Term Loan Interest Rate. The principal balance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate, based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(e)          Payment. Borrower will pay accrued but unpaid interest on each Term Loan Advance on the first Business Day of each month (each such date, a “Payment Date”), beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until Payment in Full. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense, other than Taxes, which shall be governed by Addendum 1. Agent or Lenders will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each Payment Date of all periodic obligations payable to Lenders under each Term Loan Advance outstanding and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or Lenders that is reimbursable by Borrower in accordance with Section 11.12; provided that, with respect to clause (i) above, in the event that Lenders or Agent informs Borrower that Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific Payment Date, Borrower shall pay to Lenders, such amount of periodic obligations in full in immediately available funds on such Payment Date; provided, further, that, with respect to clause (i) above, if Lenders or Agent informs Borrower that Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such Payment Date, Borrower shall pay to Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lenders or Agent informs Borrower that Lenders will not initiate a debit entry to Borrower’s account for specified reasonable and documented out-of-pocket legal fees and costs incurred by Agent or Lenders, Borrower shall pay to Lenders such amount in full in immediately available funds within three (3) Business Days after the date on which Lenders or Agent notifies Borrower of such.

2.3            Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations then due and payable hereunder; and third, after all Secured Obligations are repaid (other than inchoate indemnity obligations), the excess (if any) shall be refunded to Borrower.

2.4            Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4.00%) of such past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(d) plus four percent (4.00%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(d) or 2.4, as applicable.

2.5            Prepayment. At its option, Borrower may prepay all or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof) all accrued and unpaid interest thereon, all unpaid Lender’s fees and expenses then due and payable hereunder accrued to the date of the prepayment (including, without limitation, the portion of the End of Term Charge applicable to the aggregate original principal amount of the Term Loan Advances being prepaid in accordance with Section 2.6(a)), together with a Prepayment Charge with respect to the outstanding principal amount of such Advance amount being so prepaid. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and Lenders agree to waive the Prepayment Charge if Agent and Lenders (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any outstanding Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion.

2.6            End of Term Charge.

(a)          On the earliest to occur of (i) the Term Loan Maturity Date, (ii) Payment in Full, (iii) the date that the outstanding Secured Obligations become due and payable or (iv) the date Borrower partially prepays the outstanding Secured Obligations pursuant to Section 2.5, Borrower shall pay Lenders the applicable End of Term Charge.

(b)          Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by Lenders as of each date that an applicable Term Loan Advance is made.

2.7            Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.

2.8            Taxes; Increased Costs. Borrower, Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9            Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this Section. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Charge and the End of Term Charge to Lenders as herein described was on the Closing Date and continues to be a material inducement to Lenders to provide the Term Loan Advances.

2.10          Due Diligence Fee. Borrower agrees that the Due Diligence Fee has been paid to Agent and received by Agent prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement. The Agent agrees that the Due Diligence Fee shall be applied in its entirety on the Closing Date to towards the Lenders’ non-legal transaction costs and diligence expenses.

SECTION 3. SECURITY INTEREST

3.1            Grant of Security Interest. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Agent a security interest in all of such Borrower’s right, title, and interest in, to and under all of such Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Commercial Tort Claims described on Schedule 5.16 from time to time; (k) all other tangible and intangible personal property of such Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of such Borrower’s property in the possession or under the control of Agent; and (l) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2            Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC), (c) any Excluded Account, (d) any assets as to which Agent in its reasonable discretion shall determine that the costs and burdens of obtaining or perfecting a security interest therein substantially outweigh the benefit to the Lenders of the security afforded thereby (including, without limitation, vehicles and other assets subject to a certificate of title), (e) more than 65% of the issued and outstanding shares of capital stock which entitle the holder thereof to vote for directors or any other matter of any Foreign Subsidiary that is an Excluded Subsidiary formed after the Closing Date, solely to the extent Borrower has provided Agent with evidence satisfactory to Agent that the pledge of more than 65% of such voting stock of such Subsidiary could reasonably be expected to result in a material adverse tax consequence to Borrower, and solely for as long as the exclusion of such portion of such voting stock of such Subsidiary from the Collateral would avoid such material adverse tax consequence (it being understood that in the case of any Foreign Subsidiary whose ownership does not satisfy the holding period requirement set forth in Section 246(c)(5) of the Code, not more than 65% of such Foreign Subsidiary’s voting stock shall be required to be pledged until the holding period is satisfied), (f) property for which the granting of a security interest therein is contrary to applicable law, rule or regulation, provided that upon the cessation of any such restriction or prohibition, such property shall automatically be included in the Collateral, (g) any cash collateral deposit subject to a Permitted Lien hereunder, provided that upon the termination and release of such cash collateral, such property shall automatically be included in the Collateral, (h) any lease, license or other agreement and any property subject thereto on the Closing Date or on the date of the acquisition of such property (other than any property acquired by a Loan Party subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than Borrower, any other Loan Party or any Subsidiary) (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Article 9 of the UCC), (i) Equipment or software or other intellectual property (and the products and proceeds thereof) subject to Permitted Liens of the type described in clause (vii) of the definition of Permitted Liens, but only to the extent and for so long as the agreements under which the equipment is financed prohibit granting a security interest therein to Agent and letter-of-credit rights not constituting supporting obligations of other Collateral and (j) any Commercial Tort Claim that does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) (collectively, the “Excluded Assets”).

3.3            Notwithstanding any of the foregoing or anything in this Agreement or any other Loan Document to the contrary, no perfection steps shall be required with respect to any Excluded Assets.

3.4            Upon Payment in Full, all security interest in the Collateral granted under this Agreement shall immediately terminate and all rights on the Collateral shall revert to Borrower without the need for any other action by any Person. Agent shall execute such documents and take such other steps as are reasonably necessary for Borrower to accomplish the foregoing, all at Borrower’s sole cost and expense.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lenders to make the Loan hereunder are subject to the satisfaction by Borrower (or waiver by the Lenders) of the following conditions:

4.1            Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)          duly executed copies of the Loan Documents (other than the Warrants, which shall be original) to be entered into on the Closing Date, and all other documents and instruments reasonably required by Agent to be delivered on or prior to the Closing Date to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)          duly executed Account Control Agreement with respect to the Funding Account;

(c)          a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(d)          copy of resolutions of each Borrower’s Board of Directors, certified by an officer of such Borrower, (i) evidencing approval of the Loan and other transactions evidenced by the Loan Documents, (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf, (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Advance Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party, and (iv) acknowledging that the Board of Directors are acting for a proper purpose and that the Loan Documents are in the best interests of that Borrower and for its commercial benefit;

(e)          certified copies of the Charter of Borrower, certified by the Secretary of State of the applicable jurisdiction of organization and the other Organizational Documents, as amended through the Closing Date, of Borrower;

(f)           a certificate of good standing for Borrower from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(g)          certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens on any Collateral indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan Advance, will be terminated or released;

(h)          payment of the Due Diligence Fee, Initial Facility Charge and reimbursement of Agent’s and Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(i)           a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto;

(j)           subject to Section 6.2, all certificates of insurance required hereunder;

(k)          [reserved];

(l)           all reports, declarations and forms required by the SBA, including but not limited to SBA 652, SBA 1031 and SBA 480; and

(m)         such other documents as Agent may reasonably request.

For the purpose of determining satisfaction with the conditions specified in this Section 4.1, each Lender and Agent that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1.

4.2            All Advances. On each Advance Date:

(a)          Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(c), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request in its good faith business discretion so long as such request does not result in the intentional delay or denial of the relevant Advance;

(b)          The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the applicable Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c)          [reserved];

(d)          With respect to any Advance (other than the Tranche 1 Advances) made available on such Advance Date, the Loan Parties shall have paid, or shall concurrently with such Advance, pay the Subsequent Tranche Facility Charge (which amount may be deducted from such Advance) applicable to such Advance; and

(e)          Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in Section 4.2(b) and Section 4.4 and as to the matters set forth in the Advance Request.

4.3            [Reserved.]

4.4            No Default. As of the Closing Date and at the time of and immediately after each Advance Date, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.5            Post-Closing Conditions Subsequent. Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 4.5 to the satisfaction of Agent, in each case, by no later than the date specified for such condition below (or such later date as Agent shall agree in its sole discretion):

(a)          Within ten (10) days of the Closing Date, deliver to the Agent a duly executed Account Control Agreement with respect to each Deposit Account and securities account (in each case, other than an Excluded Account) maintained by Borrower;

(b)          Within thirty (30) days of the Closing Date, use commercially reasonable efforts to deliver to the Agent duly executed landlord consents for its (i) chief executive office or its principal place of business and (ii) offices or business locations, including warehouses, containing in excess of Seven Hundred Fifty Thousand Dollars ($750,000) of Borrower’s assets or property (other than offices, business locations or warehouses holding primarily (i) works-in-progress, raw materials or otherwise in the supply chain for commercial manufacturing or sale of Borrower Products, (ii) inventory or other goods in transit, or (iii) assets (other than equipment) in connection with clinical and pre-clinical studies, including contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions);

(c)          Within thirty (30) days of the Closing Date, use commercially reasonable efforts to deliver to the Agent duly executed bailee agreements for any bailee location holding a portion of Borrower’s assets or property valued, individually or in the aggregate, in excess Seven Hundred Fifty Thousand Dollars ($750,000) (other than bailees or other third parties in possession of: (i) works-in-progress, raw materials or otherwise in the supply chain for commercial manufacturing or sale of Borrower Products, (ii) inventory or other goods in transit, or (iii) assets (other than equipment) in connection with clinical and pre-clinical studies, including contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions);

(d)          Within forty-five (45) days of the Closing Date, deliver to the Agent insurance endorsements required by Section 6.1;

(e)          Within forty-five (45) days of the Closing Date, cause the Cayman Subsidiary to, (if applicable) execute and deliver to Agent (in each case in form and substance reasonably acceptable to Agent), the following documents:

(i)          a Joinder Agreement and such other documents and instruments as shall be requested by Agent to effectuate the transactions contemplated by such Joinder Agreement, which shall include, but not be limited to: (1) legal opinion of Cayman counsel; (2) a Process Letter on behalf of the Cayman Subsidiary; and (3) a certificate of a director or the secretary of the Cayman Subsidiary appending, amongst other things, the Cayman Subsidiary’s certificate of incorporation, Organizational Documents, authorizations in respect into the Cayman Subsidiary’s entry into and execution of the Joinder Agreement and any other Loan Documents to which it is, or is to be, party, certificate of good standing and statutory registers;

(ii)         a Cayman Islands law governed all assets Security Deed (the “Cayman Security Deed”); and

(iii)        an updated Register of Members and Register of Mortgages and Charges of the Cayman Subsidiary making applicable notations of the security granted by the Cayman Subsidiary or over the equity interests in the Cayman Subsidiary, pursuant to the Loan Documents (as applicable); and

(f)           Within forty-five (45) days of the Closing Date, enter into a Cayman Islands law governed equitable share mortgage over the equity interests in the Cayman Subsidiary with the Agent (the “Cayman Share Pledge”) and deliver to the Agent all necessary deliverables specified in such equitable share mortgage and (if applicable) share certificates evidencing its Equity Interests in Cayman Subsidiary (in each case in form and substance reasonably acceptable to Agent).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1            Corporate Status; Execution and Delivery; Binding Effect. Each Borrower is a corporation or exempted company duly organized or incorporated, legally existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.2            Collateral. Borrower owns or otherwise has the rights to use the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3            Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is a party, (i) have been duly authorized by all necessary action of Borrower in accordance with its Organizational Documents and applicable law, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate any provisions of (A) Borrower’s Organizational Documents or (B) any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject in any material respect and (iv) except as described on Schedule 5.3, do not violate any Material Agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4            Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect or give rise to Material Regulatory Liabilities has occurred and is continuing. Borrower is not aware of any event or circumstance that is likely to occur that is reasonably expected to result in a Material Adverse Effect or give rise to Material Regulatory Liabilities; provided that the occurrence of the following, individually, shall not, in and of itself, constitute a “Material Adverse Effect” hereunder: (i) the failure to achieve any Milestone, (ii) adverse results or delays with respect to, or the failure to achieve, any clinical or non-clinical trial goals or objectives, (iii) the denial, delay or limitation or qualification of approval of the FDA or other regulatory agency with respect to any proposed drug or other Borrower Products, or (iv) any revisions to or termination of a strategic alliance, joint venture, co-promotion, co-commercialization or co-development agreements or license arrangement maintained by Borrower so long as the same does not affect the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents.

5.5            Actions Before Governmental Authorities. There are no actions, suits, claims, disputes or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that are reasonably expected to result in a Material Adverse Effect.

5.6            Laws.

(a)          Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority to which Borrower or such Subsidiaries are subject, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any provision of any agreement or instrument evidencing material Indebtedness or any other Material Agreement to which it is a party or by which it is bound.

(b)          Neither Borrower nor any of its Subsidiaries is an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), or a company “controlled” by an “investment company” under the 1940 Act. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets have been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all Governmental Authorities that are necessary to continue in all material respects their respective businesses as currently conducted.

(c)          None of Borrower, any of its Subsidiaries, nor (to the knowledge of any Loan Party) any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or (to the knowledge of Borrower) any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7            Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto (other than forward looking financial or business projections, or information of a general economic or industry nature) (“Information”) contained as of the date such Information was furnished, when taken as a whole with all other Information given or furnished to Agent or any Lender, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections or forecasts provided by Borrower to Agent under the Loan Documents, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on assumptions believed to be reasonable at the time prepared (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of any Loan Party, that no assurance is given that any particular projections will be realized and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results by a material amount) and (ii) the most current of such projections provided to and approved by Borrower’s Board of Directors (other than management updates to years beyond the then-current fiscal year).

5.8            Tax Matters. Except as set forth on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file (taking into account any timely filed extensions), (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP and which Taxes, if not paid would exceed One Hundred Thousand Dollars ($100,000), and (c) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9            Intellectual Property Claims. Borrower owns or otherwise possesses sufficient rights to use the Current Company IP. Except as described on Schedule 5.9 (as such schedule may be updated by Borrower in a written notice provided from time to time after the Closing Date) or any Compliance Certificate, (i) each of the material issued Patents and registered Trademarks and Copyrights included in the Intellectual Property is valid and enforceable (other than with respect to expired or pending applications, including Patent applications), (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) except as set forth in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), Borrower has not received any written claim alleging that Borrower’s ownership or use of any material Intellectual Property infringes, misappropriates, or otherwise violates any Intellectual Property rights of any third party. Exhibit C (which shall be automatically updated after the Closing Date upon Borrower providing the written notices required pursuant to Section 7.22) is a true, correct and complete list of each of Borrower’s issued Patents and pending Patent applications, registered Trademarks and Trademark applications, registered Copyrights and pending Copyright applications, and Material IP Agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap, “off-the-shelf,” and open-source software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10          Intellectual Property.

(a)          A true, correct and complete list of each issued, pending, registered or in-licensed Intellectual Property that, individually or together with other Intellectual Property, is material to the business of Borrower and its Subsidiaries, taken as a whole, relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products, and is owned or co-owned by or exclusively licensed to Borrower or any of its Subsidiaries (collectively, the “Current Company IP”), including, as applicable, its name/title, current owner or co-owners and, to the knowledge of Borrower, their respective ownership interests, registration, patent or application number, and registration or application date, issued or filed in the United States of America, is set forth on Schedule 5.10(a) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d). Any matter disclosed in a Compliance Certificate shall qualify any representation or warranty made or deemed made on or after the date such Compliance Certificate is delivered. Such disclosure shall not apply retroactively or cure any Event of Default resulting from a representation or warranty that was materially false or misleading when made or deemed made based on facts or circumstances known to Borrower at such time.

Except as set forth on Schedule 5.10(a)(i) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), (A) to the knowledge of the Borrower, each item of owned Current Company IP is valid, subsisting and, to the extent issued or registered and not expired, enforceable and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated or become abandoned or unenforceable other than (1) in the normal course of prosecuting, maintaining, or managing the Current Company IP, including through the expiration of statutory terms, the abandonment or non-maintenance of applications or registrations determined by Borrower in good faith not to be material to the business of Borrower and its Subsidiaries, taken as a whole or (2) in connection with a Permitted Transfer, and (B) no written notice has been received from a Government Authority or other third party asserting a bona fide claim challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP.

Except as set forth on Schedule 5.10(a)(ii) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), (A) to the knowledge of Borrower, each such item of Current Company IP which is exclusively licensed from another Person is valid, subsisting and, to the extent issued or registered and not expired, enforceable and no such item of Current Company IP has lapsed, expired, been canceled or invalidated, or become abandoned or unenforceable other than (1) in the normal course of prosecuting, maintaining or managing the Current Company IP, including through the expiration of statutory terms, the abandonment or non-maintenance of applications or registrations determined by the Borrower in good faith not to be material to the business of the Borrower and its Subsidiaries, taken as a whole, or (2) in connection with a Permitted Transfer, and (B) Borrower has not received any written notice from any Government Authority or other third party asserting a bona fide claim challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP. To the knowledge of any Loan Party, neither Borrower nor any of its Subsidiaries has received any written notice identifying any issued and unexpired Patent owned by a third party that would reasonably be expected to materially prohibit Borrower or Subsidiaries, taken as a whole, from exploiting the Borrower Products substantially as currently conducted. No representation or warranty is made regarding the absence of prior art, the patentability or validity of any claim, or whether any Patent application will issue as a Patent.

Except as set forth on Schedule 5.10(a)(x)-(y) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate and shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), (x) each current or former employee, officer, consultant or contractor of Borrower or any of its Subsidiaries who has made a material contribution to the conception or development of any owned Current Company IP or any trade secrets owned by Borrower or any of its Subsidiaries, including each inventor named on the Patents within such owned Current Company IP filed by Borrower or any of its Subsidiaries, has executed an agreement assigning to Borrower or the applicable Subsidiary such Person’s right, title and interest, if any, in and to such owned Current Company IP and such trade secrets, and the inventions, improvements, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, or is obligated to make such an assignment pursuant to an enforceable written agreement, and (y) no such Person is subject to any written contractual obligation that materially precludes or materially conflicts with such assignment or the exploitation of the Borrower Products substantially as currently conducted, other than obligations disclosed in the applicable employment, consulting, license, collaboration, sponsored-research or other agreement, and no such Person is entitled to any ongoing payment that is past due.

(b)          (i) Borrower or any of its Subsidiaries possesses valid title to the Current Company IP for which it is listed as the owner or co-owner, as applicable, on Schedule 5.10(a), except for any immaterial defect in title or ownership; and (ii) there are no Liens on any Current Company IP (other than Permitted Liens).

(c)          There are no material maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period, except where such failure to pay is readily curable, occurred in the ordinary course of managing the applicable Intellectual Property portfolio. No application or registration included in such Current Company IP has, solely as a result of any such overdue fee, lapsed or become abandoned, been cancelled or expired in a manner that is not readily correctable, except where such lapse, abandonment, cancellation, or expiration (i) is readily curable or (ii) resulted from a good-faith determination by Borrower or the applicable Subsidiary not to maintain or prosecute such applications or registrations. With respect to any Current Company IP non-exclusively licensed to Borrower or any of its Subsidiaries, neither Borrower nor any of its Subsidiaries has received written notice from applicable licensor that any material maintenance, annuity or renewal fees are currently overdue beyond their allotted grace period or registrations has, solely as a result of any such overdue fee, lapsed or become abandoned, been canceled or expired.

(d)          There are no unpaid fees or royalties under any Material Agreements concerning Current Company IP exclusively licensed to Borrower or any of its Subsidiaries (“Material IP Agreements”), that are due and payable and remain unpaid beyond any applicable notice or cure period. Each such Material IP Agreement is in full force and effect and is a legal, valid, binding obligation of Borrower or the applicable Subsidiary and, to the knowledge of Borrower, each other party thereto, enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 5.10(d) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially affect the Borrower Products under any Material Agreement. To the knowledge of the Borrower, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission or termination of any of the Material Agreements that could reasonably be expected to adversely affect the Borrower Products, including as a result of execution, delivery and performance of this Agreement or the other Loan Documents.

(e)          To Borrower’s knowledge, no payments by Borrower or any of its Subsidiaries are due to any other Person in respect of the Current Company IP, other than payments due pursuant to the Material IP Agreements, fees payable to patent offices, or other applicable Governmental Authorities in connection with the prosecution, registration, or maintenance of the Current Company IP, any applicable taxes and associated attorney fees.

(f)           Neither Borrower nor any of its Subsidiaries has undertaken or omitted to undertake any acts, and to the knowledge of each Loan Party no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the enforceability of (i) the Current Company IP in any manner that could reasonably be expected to materially adversely affect the Borrower Products, or (ii) in the case of Current Company IP owned or co-owned or exclusively licensed by Borrower or any of its Subsidiaries, except as set forth on Schedule 5.10(f) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), Borrower’s or Subsidiary’s entitlement to own or license and exploit such Current Company IP.

(g)          Except as described on Schedule 5.9 or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), with respect to Current Company IP there is no requested, filed pending, decided or settled opposition, interference proceeding, reissue proceeding (other than reissue proceedings in the normal course of prosecuting Current Company IP), reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, litigation, paragraph IV patent certification or lawsuit under the Hatch-Waxman Act, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree or any other dispute, disagreement, or claim, in each case of which Borrower or any of its Subsidiaries has received written notice (collectively referred to hereinafter as “Specified Disputes”), nor to the knowledge of Borrower, has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, enforceability or ownership of any Current Company IP, in each case, that could be reasonably expected to have a Material Adverse Effect on the Borrower Products.

(h)          In each case where an issued Patent within the Current Company IP is owned or co-owned by Borrower or any of its Subsidiaries by assignment, the assignment has been or will be in due course duly recorded with the U.S. Patent and Trademark Office.

(i)           Except as set forth on Schedule 5.10(i) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate; provided, further, that such disclosure shall not apply retroactively or cure any Event of Default resulting from a representation or warranty that was materially false or misleading when made or deemed made based on facts or circumstances known to Borrower at such time), there are no pending claims in writing received by Borrower or any of its Subsidiaries or threatened in writing claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products in the United States of America infringes or violates (or in the past infringed or violated) the rights of any third party in or to any valid intellectual property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP, or (ii) that any Current Company IP is invalid or unenforceable.

(j)           Except as set forth on Schedule 5.10(j) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products does not, to the knowledge of Borrower, infringe or violate any issued or registered Third Party IP (including any issued Patent included in the Third Party IP) or constitute a misappropriation of any Third Party IP, in each case, in a manner that could reasonably be expected to materially and adversely affect the exploitation of the Borrower Products.

(k)          Except as set forth on Schedule 5.10(k) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), there are no settlements, covenants not to sue, consents, judgments, or orders which: (i) materially restrict the rights of Borrower or any of its Subsidiaries to use any Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third party to use any Company IP in a manner that could be expected to materially impair or hinder the development of the Borrower Products.

(l)           [Reserved].

(m)         Borrower and each of its Subsidiaries have taken commercially reasonable measures customary in the biopharmaceutical industry to protect the confidentiality of all trade secrets owned by Borrower or any of its Subsidiaries or used or held for use by Borrower or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products.

(n)          [Reserved].

(o)          Except as described on Schedule 5.10(o) or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), each Loan Party has all rights with respect to Intellectual Property necessary, other than any rights that would not be expected to cause a Material Adverse Effect, with respect to Current Company IP material to the operation or conduct of such Loan Party’s business as currently conducted and, to the extent contemplated by Borrower’s current business plans, proposed or conducted by such Loan Party. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC or are customary restrictions in exclusive Permitted Out-Licenses, each Loan Party has the right, to the extent required to operate such Loan Party’s business, to freely transfer, license or assign Intellectual Property owned by such Loan Party and material in the operation or conduct of such Loan Party’s business as currently conducted and, to the extent contemplated by Borrower’s current business plans, proposed to be conducted by such Loan Party, without any material condition, restriction or payment of any kind (other than license payments and other payments or obligations incurred in the ordinary course of business) to any third party. To Borrower’s knowledge, each Loan Party owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to such Loan Party’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products that are material to such Loan Party’s business, in each case, except customary covenants in inbound license agreements and equipment leases where such Loan Party is the licensee or lessee.

(p)          To Borrower’s knowledge, no material software or other materials used by any Loan Party or any of their Subsidiaries (or used in any Borrower Products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.

5.11          Borrower Products. Except as set forth on Schedule 5.11 or in the Compliance Certificate delivered for the last month of the most recently ended fiscal quarter in accordance with Section 7.1(d), no Intellectual Property owned by Borrower and material in its business or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing, litigation, third party proceeding (including any third party proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that could reasonably be expected to adversely affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or third party proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products to an extent that could reasonably be expected to materially adversely affect such Loan Party’s ability to perform or pay the Secured Obligations in accordance with the Loan Documents. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.

5.12          Financial Accounts. Exhibit D, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. None of the Loan Parties or any of their Subsidiaries owns or holds any Digital Assets.

5.13          Employee Loans. Except for loans constituting Permitted Investments or as described on Schedule 5.13, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14          Capitalization and Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15          Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower, and Borrower and each of its Subsidiaries (on a consolidated basis), are able to pay their debts (including trade debts) as they mature or fall due. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

5.16          Commercial Tort Claims. Set forth on Schedule 5.16 annexed hereto, as the same may be updated from time to time, is a list of all Commercial Tort Claims in an amount greater than Seven Hundred Fifty Thousand Dollars ($750,000) held by Borrower.

5.17          Regulatory Matters.

(a)          Except as would not be reasonably expected to result in a Material Adverse Effect, during the last three (3) years, (i) Borrower and its Subsidiaries have been in compliance with all applicable Healthcare Laws, and (ii) Borrower has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or Governmental Authority alleging that any product, operation, or activity is in violation of any Healthcare Laws nor, to Borrower’s knowledge, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened.

(b)          Except as would not be reasonably expected to result in a Material Adverse Effect, with respect to each Borrower Product, (i) Borrower and its Subsidiaries have received, and such Borrower Product is the subject of, all Registrations needed in connection with the testing, manufacture, marketing or sale of such Borrower Product as currently being conducted by or on behalf of Borrower or a Subsidiary, and (ii) such Borrower Product is being tested, manufactured, marketed or sold, as the case may be, by Borrower (or to Borrower’s knowledge, by any applicable third parties) in compliance with all applicable Healthcare Laws and Registration requirements.

(c)          Except as would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, during the last three (3) years, Borrower or its Subsidiary has filed, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments (“Submissions”) as required by any applicable Healthcare Laws, and all such Submissions were accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

(d)          Neither Borrower nor any Subsidiary is a party to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority. During the last three (3) years, neither Borrower nor any of its Subsidiary and to Borrower’s knowledge, their respective employees, officers, directors, or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research.

(e)          To Borrower’s knowledge, no Governmental Authority has alleged or asserted that Borrower or their Subsidiaries’ officers, directors, employees (in each case, when acting in such capacity) has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(f)           Except in each case as would not reasonably be expected to result in a Material Adverse Effect, during the past three (3) years, each Borrower Product (i) has been manufactured, imported, possessed, owned, warehoused, marketed (or to Borrower’s knowledge, by any applicable third parties), promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in compliance with all applicable Registrations and Healthcare Laws; and (ii) has been manufactured in accordance with Good Manufacturing Practices.

(g)          Neither Borrower nor any Subsidiary is subject to any proceeding, suit or, to any Borrower’s knowledge, investigation by any Governmental Authority (including the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the Department of Justice),which could reasonably be expected to result in the revocation, transfer, surrender, suspension of any Registration of Borrower or any Subsidiary or otherwise be expected to result in a Material Adverse Effect.

(h)          The preclinical tests and clinical trials, as applicable, conducted or sponsored by or on behalf of Borrower or in which Borrower’s or its Subsidiaries’ product candidates participated (“Studies”) were and, if still pending, are being conducted in material respects in compliance with all applicable Healthcare Laws, including, without limitation, the FDCA and its implementing regulations at 21 C.F.R. Parts 50, 54, 56, Part 58, as applicable, and 312; and Borrower has no knowledge of any other Studies the results of which are materially inconsistent with, or otherwise reasonably call into question, the results described or referred to any Submissions or any public filings of Borrower; Borrower has not received any written notices or other written correspondence from any Governmental Authority requiring the termination, suspension or material adverse modification of any Studies.

(i)           As of the Closing Date, there are no unresolved Regulatory Reporting Events.

5.18          Data Privacy.

(a)       Except as would not reasonably be expected to result in a Material Adverse Effect: (i) Borrower and its Subsidiaries are and have at all times been operating in compliance with Data Protection Requirements; and (ii) neither Borrower, its Subsidiaries or any third party Processing Personal Information or confidential information on behalf of Borrower or any of its Subsidiaries, has experienced a Security Incident.

(b)      Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the information technology assets and equipment of Borrower and its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of Borrower and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; and (ii) each of Borrower and its Subsidiaries has implemented and maintain appropriate physical, technical and administrative safeguards to protect Personal Information Processed by or on behalf of each of Borrower and its Subsidiaries, any other material confidential information and the integrity and security of IT Systems used in connection with their businesses.

(c)       Neither Borrower nor any of its Subsidiaries (i) has collected, maintained or otherwise processed “bulk U.S. sensitive personal data” or “government-related data”; (ii) is a “covered person”; or (iii) has allowed “access” to any “bulk U.S. sensitive personal data” or “government-related data” by any “covered person” or “country of concern” (as such terms are defined by the DOJ DSP Rule).

SECTION 6. INSURANCE; INDEMNIFICATION

6.1            Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and its Subsidiaries, on an occurrence form, against risks and in such amounts customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Four Million Dollars ($4,000,000) of commercial general liability insurance for each occurrence. Borrower maintains and shall continue to maintain a minimum of Four Million Dollars ($4,000,000) of directors’ and officers’ insurance for each occurrence and Ten Million Dollars ($10,000,000) in the aggregate. Until the Secured Obligations are Paid in Full, Borrower shall also cause to be carried and maintained insurance upon the business and assets of Borrower and its Subsidiaries, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2            Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2: (i) on the Closing Date, and (ii) thereafter, on the date of delivery of each Compliance Certificate delivered for the last month of a fiscal quarter policy renewal or modification after the Closing Date that results in newly issued certificates. Borrower’s insurance certificate shall reflect Agent (shown as “Hercules Capital, Inc., as Agent, and its successors and/or assigns”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. At Agent’s request, Borrower shall provide Agent with copies of each insurance policy, and upon entering into or amending any insurance policy required hereunder in any material respect, Borrower shall, on or before the date of the delivery of each Compliance Certificate delivered for the last month of a fiscal quarter following such entry or amendment, provide Agent with updated insurance certificates with respect to such policies, and, upon Agent’s request, copies of such policies.

6.3            Indemnity. Borrower agrees to indemnify and hold Agent, Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all third-party claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and out-of-pocket disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent such Liabilities arise solely out of gross negligence or willful misconduct of any Indemnified Person or changes in income tax rates. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement, in each case, subject to the applicable statute of limitations.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1            Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)          as soon as practicable (and in any event within thirty (30) days) after the end of each month, internally prepared and unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows;

(b)          as soon as practicable (and in any event within forty-five (45) days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, certified by a duly authorized officer of Borrower to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)          as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified without qualification (other than any going concern qualification) by EisnerAmper LLP or another firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)          as soon as practicable (and in any event within thirty (30) days) after the end of each month, a Compliance Certificate;

(e)          as soon as practicable (and in any event within thirty (30) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)           promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements, information or reports that Company has made available to holders of its common stock and copies of any regular, periodic and special reports or registration statements that Company files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(g)          upon Agent’s request, copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(h)          promptly upon the request of Agent or Lender at any time after the achievement of Approval Milestone, the most recently available materials that the Borrower provides to its directors detailing key metrics relating to Borrower’s commercial performance;

(i)            financial and business projections promptly following their approval by Company’s Board of Directors at the end of each fiscal year, and in any event, within sixty (60) days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(j)            on the date of delivery of any Compliance Certificate delivered for the last month of a fiscal quarter, insurance renewal statements of insurance policies required to be maintained in accordance with Section 6.1;

(k)           prompt notice of any legal process that is reasonably likely to result in damages, expenses or liabilities of Borrower in excess of Five Hundred Thousand Dollars ($500,000);

(l)            concurrently with the delivery of financial statements required under Section 7.1(b) hereof, notice of any Commercial Tort Claim in an amount greater than Seven Hundred Fifty Thousand Dollars ($750,000) and of the general details thereof, and unless Agent otherwise consents thereto, an update to Schedule 5.16 hereof in the case of any such Commercial Tort Claim;

(m)          prompt (but in any event no more than two (2) Business Days’) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering; and

(n)           prompt (but in any event no more than two (2) Business Days’) written notice of (i) the availability of efficacy or safety data from the Registrational Study, together with a summary of such data, (ii) any decision by Borrower to terminate, suspend, pause enrollment in, or discontinue the RP-A501 Program and (iii) Borrower’s receipt of material correspondence, reports, documents, and other filings with any Governmental Authority that could be reasonably expected to have a material adverse effect on the RP-A501 Program.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as permitted by GAAP or pursuant to applicable securities laws or regulations of the SEC or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate, and all Financial Statements required to be delivered hereunder shall be sent per instructions (i) specified on Addendum 2 or (ii) otherwise provided by Agent to Borrower via a written notice from time to time.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c), (f) or (k) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to Agent on the date on which such documents are filed with the SEC and no further action shall be required by Borrower under such Sections 7.1(a), (b), (c), (f) or (k).

7.2            Management Rights. Borrower shall permit any representative that Agent or Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable written notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, in connection with such inspections, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at such time. In addition, Agent or Lenders shall be entitled at reasonable times and intervals and upon written notice to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lenders with respect to any business issues shall not be deemed to give Agent or Lenders, nor be deemed an exercise by Agent or Lenders of, control over Borrower’s management or policies.

7.3            Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), and Borrower hereby authorizes Agent, at any time during the existence of an Event of Default, to execute and deliver on behalf of Borrower any collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall, in good faith and in its reasonable commercial discretion, in each case, subject to the terms of this Agreement, protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4            Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness or Indebtedness in respect of capital leases permitted hereunder pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) payments made on Subordinated Indebtedness to the extent permitted under the relevant subordination agreement, (e) the issuance of and performance of obligations under Permitted Convertible Debt, (f) Permitted Convertible Debt Financing Payments, (g) Indebtedness owed under corporate credit cards constituting Permitted Indebtedness and prepaid in the ordinary course of business, (h) Permitted Indebtedness with the proceeds of Permitted Indebtedness, (i) prepayment of Indebtedness permitted under clauses (i), (iv) and (vii) of the definition of Permitted Indebtedness, or (j) as otherwise permitted hereunder or approved in writing by Agent.

7.5            Collateral. Borrower shall at all times (a) keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and (b) shall give Agent prompt written notice of any Liens thereon (other than Permitted Liens). Borrower shall not agree with any Person other than Agent or Lenders not to encumber its property other than in connection with Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) agreements governing cash collateral arrangements constituting Permitted Liens restricting Liens on cash collateral accounts and the Cash therein, and (iv) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary (other than Permitted Liens), and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens).

7.6            Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments. No Loan Party shall directly or indirectly acquire or own, nor make any Investment in Digital Assets, nor permit any of its Subsidiaries so to do. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit Permitted Convertible Debt Financing Payments.

7.7            Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant equity incentive plans, repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the fair market value for such stock or Equity Interest unless required by the terms of such agreement or plan, or pursuant to a public repurchase of securities in compliance with the requirements of SEC Rule 10b-18, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, or (c) except for Permitted Investments, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, or (d) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof other than pursuant to the terms thereof so long as such conversion does not result in a Change in Control, or (e) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate other than cancellation of Indebtedness in connection with the repurchase of Equity Interests permitted under clause (a) above or clause (iii) of the definition of Permitted Investments.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit Permitted Convertible Debt Financing Payments.

7.8            Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey (“Transfer”) any equitable, beneficial or legal interest in any material portion of its assets (including, without limitation, pursuant to a Division); provided that licenses of Company IP (to the extent not constituting Permitted Transfers) may be made with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.8 shall not prohibit the conversion by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or Borrower’s delivery of the conversion consideration in connection therewith; provided that the conversion consideration (or exchange or inducement consideration) paid to such holders constitutes a Permitted Convertible Debt Financing Payment.

7.9           Mergers and Consolidations. Borrower shall not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower).

7.10         Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11          Corporate Changes.

(a)          Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.

(b)          Neither Borrower nor any Subsidiary shall suffer a Change in Control.

(c)          Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America.

(d)          If Borrower intends to add any new offices or business locations, including warehouses, containing any portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Seven Hundred Fifty Thousand Dollars ($750,000) (other than offices, business locations or warehouses holding primarily (i) works-in-progress, raw materials or otherwise in the supply chain for commercial manufacturing or sale of Borrower Products, (ii) inventory or other goods in transit, or (iii) assets (other than equipment) in connection with clinical and pre-clinical studies, including contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions), then Borrower will use commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Agent within thirty (30) days.

(e)          If Borrower intends to deliver any portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Seven Hundred Fifty Thousand Dollars ($750,000) to a bailee (other than bailees or other third parties in possession of (i) works-in-progress, raw materials or otherwise in the supply chain for commercial manufacturing or sale of Borrower Products, (ii) inventory or other goods in transit, or (iii) assets (other than equipment) in connection with clinical and pre-clinical studies, including contract manufacturing organizations, distribution service firms, contract research organizations, clinical sites, clinical investigators and other institutions), and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Agent within thirty (30) days.

(f)           The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

(g)          Without the prior written consent of Agent, the Borrower will not make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of Borrower’s Organizational Documents that is materially adverse to Agent or any of the Lenders.

7.12          Deposit Accounts. No Loan Party shall maintain any Deposit Accounts, any accounts or sub-accounts in connection with an insured cash sweep program, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement on terms and conditions satisfactory to Agent in its sole discretion, provided that no Account Control Agreement shall be required for (i) any Excluded Account or (ii) any other deposit accounts, so long as the aggregate amount in all such deposit accounts do not exceed Five Hundred Thousand Dollars ($500,000) on any day. None of the Loan Parties or any of their Subsidiaries shall own or hold any Digital Assets.

7.13          Joinder of Subsidiaries. Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date (including any new Subsidiary formed by Division) and, within thirty (30) days of such formation or acquisition (or such longer period of time as agreed to by Agent in writing in its sole discretion), shall cause any such Subsidiary (other than an Excluded Subsidiary) to execute and deliver to Agent a Joinder Agreement and such other documents and instruments as shall be requested by Agent to effectuate the transactions contemplated by such Joinder Agreement (in each case in form and substance acceptable to Agent), or, if requested by Agent, a Guaranty and appropriate collateral security documents to secure the obligations pursuant to such Guaranty (in each case in form and substance acceptable to Agent); it being agreed that if such new Subsidiary is formed by a Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary. In the event one or more Subsidiaries that were previously Excluded Subsidiaries no longer qualify as an Excluded Subsidiary, such Subsidiaries shall be subject to the requirements of the immediately preceding sentence.

7.14          Regulatory and Product Notices.

(a)          The Borrower, on behalf of the Loan Parties, shall promptly (but in any event within ten (10) Business Days) after the receipt or occurrence thereof notify Agent of (each of the events set forth in clauses (i)-(viii) a “Regulatory Reporting Event”):

(i)          any development, testing and/or manufacturing of a Borrower Product that is material to Borrower or a Subsidiary business is subject to a clinical hold or should cease;

(ii)         any written notice that the FDA or another Governmental Authority is limiting, suspending, revoking, or withdrawing any Registrations or is conducting an investigation or review (other than routine inspections, audits, or reviews in the ordinary course of business) of any Registration that could reasonably be expected to lead to the limiting, suspending, revoking or withdrawing any such Registration, in each case, where such action could be reasonably expected to result in a Material Adverse Effect,

(iii)        any written notice from a Governmental Authority that a Loan Party or its Subsidiaries has become subject to any regulatory action or has commenced any action to enjoin a Loan Party from conducting their business at any facility owned or used to manufacture or distribute Borrower Product by them or for any material civil penalty, injunction, seizure or criminal action,

(iv)        any written notice from the FDA or another Governmental Authority indicating the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA or another Governmental Authority of any Loan Party or its Subsidiaries,

(v)         any written notice from a Governmental Authority that a Loan Party or any Subsidiary, or any of their licensees or sublicensees (including licensees or sublicensees under any Material Agreement), is being investigated or is the subject of any allegation of potential or actual violations of any Healthcare Laws,

(vi)        any written notice from a Governmental Authority to a Loan Party or any material contract manufacturer for the Loan Parties, including an FDA warning letter, “Untitled Letter”, or other correspondence that a Borrower Product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or, to the Borrower’s knowledge, the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Borrower Product are pending against Borrower or its Subsidiaries,

(vii)       any written notice from the FDA narrowing or otherwise limiting the scope of marketing authorization or the labeling of the products of any Loan Party and its Subsidiaries under any Registration; or

(viii)      any material failures in the manufacturing of any Borrower Product have occurred such that the amount of such Borrower Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to any Loan Party or any Subsidiary in any month shall decrease materially with respect to the quantities of such Borrower Product and payments produced in the prior month.

(b)          Loan Parties shall have, and shall ensure that it and each of its Subsidiaries has, each necessary and material Registration and other material rights from, and have made all necessary declarations and Submissions in all material respects with, all applicable Governmental Authorities necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Loan Party and Subsidiaries thereof and Loan Parties shall take, and cause each of their Subsidiaries to take, such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Registration. Loan Parties shall ensure, and cause each of their Subsidiaries to ensure, that all such necessary Registrations are valid and in full force and effect and Loan Parties and their Subsidiaries are in material compliance with the terms and conditions of all Registrations, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)          In connection with the development, testing, manufacture, marketing or sale of each and any Borrower Product by any Loan Party or any Subsidiary thereof, each Loan Party shall have, and shall have caused each of its Subsidiaries to have, obtained and comply with the terms of all material Registrations required to be obtained by or issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Borrower Product by such Loan Party or its Subsidiaries as such activities are at any such time being conducted by such Loan Party or its Subsidiaries, except where the failure to obtain or so comply would not reasonably be expected to result in a Material Adverse Effect.

(d)          Loan Parties will, and will cause their Subsidiaries to, timely file or cause to be timely filed (after giving effect to any extension duly obtained), all material notifications, reports, submissions, and material Registration renewals required by applicable Healthcare Laws (which reports, to the Loan Parties’ knowledge at the time of filing, will be materially accurate and complete in all material respects).

7.15          Notification of Defaults. Borrower shall notify Agent promptly (but in any event within three (3) Business Days after the occurrence) of the occurrence of any Default or Event of Default.

7.16          SBA. One or more affiliates of Agent have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations, as amended (collectively, the “SBIC Act”). Portions of the Loan to Borrower may be made by a Lender that is a SBIC. Addendum 3 to this Agreement outlines various responsibilities of Agent, each Lender and Borrower associated with a loan made by a SBIC, and such Addendum 3 is hereby incorporated in this Agreement. Borrower shall promptly (but in any event within three (3) Business Days thereafter) notify Agent of any failure to comply with its obligations under Addendum 3 upon acquiring knowledge thereof.

7.17          Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes, including, without limitation, for research and development and clinical development costs to support the advancement of its product candidates and the expansion of its research and development programs; planning for potential commercialization; working capital; capital expenditures; and other general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18          [Reserved].

7.19          Material Agreement. Borrower shall give prompt (and in any event within ten (10) Business Days) written notice to Agent of entering into a Material Agreement or materially amending in a manner adverse to the Agent or Lenders or terminating a Material Agreement; provided that to the extent disclosure of any such Material Agreement, material amendment or termination is included in materials otherwise filed with the SEC, such notice shall be deemed to have been delivered on the date on which Borrower makes any such filing with the SEC.

7.20          Compliance with Laws.

(a)          Borrower (i) shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including Healthcare Laws and any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and (ii) shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations, including Registrations, reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the 1940 Act, or a company controlled by an “investment company” under the 1940 Act, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).

(b)          Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(c)          Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d)          None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.21          Financial Covenant.

(a)          Minimum Cash. Beginning on the Initial Minimum Cash Test Date and at all times thereafter, Borrower shall maintain Qualified Cash in an amount greater than or equal to the outstanding principal amount of the Secured Obligations, multiplied by (i) prior to Borrower’s achievement of the Tranche 2 Milestone, fifty-five percent (55%), (ii) from and after Borrower’s achievement of the Tranche 2 Milestone and prior to Borrower’s achievement of the Approval Milestone, forty-five percent (45%) and (iii) from and after Borrower’s achievement of both the Tranche 2 and the Approval Milestone, thirty-five percent (35%) (clauses (i), (ii) or (iii), as applicable, the “Minimum Cash Coverage Percentage”); provided that, notwithstanding the foregoing, if at any time the RP-A501 Program shall have been terminated, placed on clinical hold or otherwise discontinued for any reason, or the Registrational Study shall have failed to achieve Positive Data, the Minimum Cash Coverage Percentage shall instead be seventy-five percent (75%). Notwithstanding the foregoing, this Section 7.21(a) shall not be required to be complied with at any time in which Company’s Market Capitalization for such day is greater than Six Hundred Million Dollars ($600,000,000).

If any Loan Party makes any Redemption Condition Payment, Borrower shall, at all times thereafter, maintain Qualified Cash in an amount equal to no less than one hundred fifty percent (150%) of the Secured Obligations (inclusive of any Prepayment Charge and End of Term Charge that would be due and owing if the outstanding Term Loan Advances were prepaid at the time of measurement).

7.22          Intellectual Property. Each Borrower shall (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of Current Company IP, except in connection with transactions permitted by clause (x) of Permitted Transfers and except where such Borrower determines in good faith that the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) not allow any Intellectual Property material to Borrowers’ business to be abandoned in a manner outside the ordinary course of prosecution or portfolio management, forfeited or dedicated to the public if such abandonment, forfeiture or dedication would reasonably be expected to have a Material Adverse Effect, except in connection with transactions permitted by clause (x) of Permitted Transfers. If a Borrower (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (b) applies for any Patent or the registration of any Trademark, then such Borrower shall concurrently with the delivery of each Compliance Certificate delivered for the last month of a fiscal quarter, provide written notice thereof to Agent and shall execute such intellectual property security agreements (unless such application for Patent is a continuing or divisional application of preexisting Current Company IP) and other documents and take such other actions as Agent may reasonably request and at Borrower’s reasonable expense as are necessary to perfect and maintain a first priority perfected security interest in favor of Agent in such property; provided that, for the avoidance of doubt, (a) and (b) shall not require Borrower to record intellectual property security agreements with government offices, such as the USPTO, for Patents and Trademarks but rather any such recordation shall be Agent’s responsibility after Borrower execution (if any). If a Borrower decides to register any Copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Agent written notice concurrently with the delivery of each Compliance Certificate delivered for the last month of a fiscal quarter of such Borrower’s intent to register such Copyrights or mask works together with a copy of the application filed or to be filed with the United States Copyright Office (excluding exhibits thereto) and (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may reasonably request and at Borrower’s reasonable expense as are necessary to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.

7.23          Transactions with Affiliates. Except as otherwise described on Schedule 7.23 and for transactions previously entered into and in existence as of the date hereof, Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary, other than transactions (a) among Loan Parties, (b) on terms that are no less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, (c) to the extent approved by Borrower’s board of directors or a duly authorized committee thereof or a duly authorized officer of Borrower, the payment of reasonable fees to directors of Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, and severance, separation and consulting agreements or arrangements entered into with, directors, officers or employees of Borrower or its Subsidiaries in the ordinary course of business, (d) the sale and issuance of Borrower’s Qualified Equity Interests to Affiliates in a transaction not resulting in a Change in Control, and (e) intercompany transactions expressly permitted by Section 7.

7.24          Permitted Convertible Debt Financing Payments.

(a)          Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly make or permit any payment or distribution on any Permitted Convertible Debt Financing, or directly or indirectly redeem, repurchase or exchange any Permitted Convertible Debt Financing (including, without limitation, in connection with mandatory repurchase rights granted to such holders upon the occurrence of a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term) except:

(i)          regularly scheduled interest payments in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing;

(ii)         Borrower’s delivery of Common Stock (with cash in lieu of fractional shares) upon conversion by holders of any Permitted Convertible Debt Financing (in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing to induce the conversion of Permitted Convertible Debt Financing);

(iii)        exchanges of Permitted Convertible Debt Financing for a different series of Permitted Convertible Debt Financing;

(iv)        redemptions or repurchases of Permitted Convertible Debt Financing with Cash in an amount that does not exceed the net proceeds received by Borrower from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt Financing, plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions, if any, pursuant to the immediately following proviso; provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the convertible notes issued in a Permitted Convertible Debt Financing that is so repurchased, exchanged or converted, Borrower shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt Financing that are so repurchased, exchanged or converted; and

(v)         any other Cash payments to redeem, repurchase or settle conversion of any Permitted Convertible Debt Financing so long as the Redemption Conditions are satisfied with respect thereto (a “Redemption Condition Payment”).

(b)          Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly make or permit any payment or distribution on any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, except:

(i)        Borrower may make any required payment of premium to a counterparty thereunder due in connection with entering into any Permitted Bond Hedge Transaction; and

(ii)       Borrower may make any payment in connection with any Permitted Warrant Transaction by (1) delivery of shares of Company’s Common Stock (together with cash in lieu of fractional shares or (2) solely to the extent Borrower is not permitted to satisfy such payment obligations through the delivery of shares of Company’s Common Stock, set-off or netting against the concurrent settlement of any related Permitted Bond Hedge Transaction.

Each of the payments expressly permitted by the foregoing Section 7.24(a) or (b) shall be referred to herein as “Permitted Convertible Debt Financing Payments”.

SECTION 8. RIGHT TO INVEST

8.1            Borrower shall use its commercially reasonable efforts to provide (or in the case of a Subsequent Financing that is a registered offering, Borrower shall use its commercially reasonable efforts to request the managing underwriter(s) of such Subsequent Financing to provide) the Lenders or their permitted assignees or nominees, designated as such in writing to Borrower, the opportunity, in their discretion, to participate in any Subsequent Financings in a cumulative aggregate amount of up to the RTI Amount on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing, subject to compliance with all applicable securities laws and regulations. For the avoidance of doubt, in the event of a registered offering, to the extent Borrower has used its commercially reasonable efforts as set forth above and the managing underwriter(s) of a Subsequent Financing refuse to allocate securities to Lenders in accordance with the aforementioned request (“Underwriter Refusal”), Borrower shall have no further obligations or liability under this Section 8.1 with respect to such Subsequent Financing. If the Lenders (or their permitted assignees or nominees) elect to participate in any Subsequent Financing, the Lenders (or their permitted assignees or nominees, as applicable) participating in such Subsequent Financing agree to become a party to the agreements executed by the other investors participating in such Subsequent Financing, including with respect to obligations of confidentiality or as may otherwise be required by the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Borrower, or an investment bank or underwriter engaged on Borrower’s behalf, shall provide the Lenders or their permitted assignees or nominees at least one (1) Business Day’s notice of any planned Subsequent Financing. This Section 8.1, and all rights and obligations provided for hereunder, shall terminate upon the earliest to occur of (a) termination of this Agreement and (b) such time that the Lenders or their assignees or nominees, have purchased Borrower’s Equity Interests in a cumulative aggregate amount equal to the RTI Amount.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1            Payments. A Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay any amount due solely to an administrative or operational error of Agent or Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2            Covenants. A Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lenders, and (a) with respect to a Default under any covenant under this Agreement (other than under Sections 4.5, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19, 7.21, 7.22 and 7.24), any other Loan Document, or any other agreement among Borrower, Agent and Lenders, such default continues for more than twenty (20) days after the earlier of the date on which (i) Agent or Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a Default under any of Sections 4.5, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19, 7.21, 7.22 and 7.24), the occurrence of such Default; or

9.3            Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect or reasonably give rise to a Material Regulatory Liability; provided that the occurrence of the following, individually, shall not, in and of itself, constitute a “Material Adverse Effect” hereunder: (i) the failure to achieve any Milestone, (ii) adverse results or delays with respect to, or the failure to achieve, any clinical or non-clinical trial goals or objectives, (iii) the denial, delay or limitation or qualification of approval of the FDA or other regulatory agency with respect to any proposed drug or other Borrower Products, or (iv) any revisions to or termination of a strategic alliance, joint venture, co-promotion, co-commercialization or co-development agreements or license arrangement maintained by Borrower so long as the same does not affect the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents; or

9.4            Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5            Insolvency. (a) A Loan Party or any of its Subsidiaries fails to be solvent as described under Section 5.15 hereof; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Advances shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed); or

9.6            Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances shall be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree); or

9.7            Attachment; Levy; Restraint on Business.

(a)          (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or any of its Subsidiaries, or (ii) a notice of lien or levy is filed against any of any Loan Party’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any thirty (30) day cure period; or

(b)          (i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party from conducting all or any material part of its business; or

9.8            [Reserved].

9.9            Other Obligations. The occurrence of any default in which the Loan Party is the defaulting party under (i) any agreement or obligation of a Loan Party involving any Indebtedness in excess of One Million Dollars ($1,000,000), or (ii) any Material Agreement to the extent such default results in a right by a third party or parties, whether or not exercised, to terminate such Material Agreement or accelerate payments in excess of One Million Dollars ($1,000,000) owed thereunder; provided, that it shall constitute an Event of Default if any early payment by Borrower is required or unwinding or termination occurs with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or any condition giving rise to the foregoing is met, in each case, with respect to which any Loan Party or its affiliate is the “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction; provided, further, that it shall constitute an Event of Default if any “fundamental change” (howsoever defined) occurs under the indenture governing any Permitted Convertible Debt Financing.

SECTION 10. REMEDIES

10.1          General. Upon the occurrence and during the continuation of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the outstanding Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to:  (a) exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until Payment in Full.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until Payment in Full. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents (other than the Warrants) or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2          Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent, in an amount equal to the sum of all fees owing to Agent hereunder and under any other Loan Document;

Second, to Agent and Lenders in an amount sufficient to pay in full Agent’s and Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Third, to Lenders, ratably, in an amount equal to the sum of all accrued interest owing to Lenders on the Term Loan Advances hereunder;

Fourth, to Lenders, ratably, in an amount equal to the sum of the outstanding principal and premium, if any owing to Lenders from Borrower on the Term Loan Advances hereunder;

Fifth, to Lenders and Agent, ratably (in proportion to all remaining Secured Obligations owing to each), in an amount equal to the sum of all other outstanding and unpaid Secured Obligations (including principal, interest, and the default rate interest set forth in Section 2.4, if required under this Agreement), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final Payment in Full, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3          No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4          Waivers. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.5          Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2          Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Bryan Jadot, Jeffrey Ralto and John Miotti
1 North B Street, Suite 2000
San Mateo, CA 94401
email: legal@htgc.com, [***], [***], [***]
Telephone: [***]

(b)	If to Lenders:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Bryan Jadot and Jeffrey Ralto
1 North B Street, Suite 2000
San Mateo, CA 94401
email: legal@htgc.com, [***], [***]
Telephone: [***]

(c)	If to Borrower:

ROCKET PHARMACEUTICALS, INC.

Attention: Martin Wilson
9 Cedarbrook Drive

Cranbury, NJ 08512
email: [***]

With a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attn: Whitney Smith; Kevin Szu-Tu

Email: [***]; [***]

Telephone: [***]

or to such other address as each party may designate for itself by like notice.

11.3          Entire Agreement; Amendments.

(a)          This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated September 8, 2026 and the Non-Disclosure Agreement).

(b)          Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 4 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, Lenders, Agent and all future holders of the Loans.

11.4          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5          No Waiver. The powers conferred upon Agent and Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and their interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lenders are entitled, nor shall it in any way affect the right of Agent or Lenders to enforce such provisions thereafter.

11.6          Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.9, 11.11, 11.14, 11.15, 11.17 and 11.18 shall survive the termination of this Agreement.

11.7          Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lenders may not assign, transfer, or endorse its rights hereunder and under the other Loan Documents without the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required for any such assignment, transfer or endorsement (x) after the occurrence of an Event of Default that is continuing, or (y) to Agent or a Lender or Affiliate of any Lender or Agent, and all of such rights shall inure to the benefit of Agent’s and Lenders’ successors and assigns. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or endorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or endorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8          Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that (A) such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, (B) each Lender agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Addendum 1 with respect to its participant(s), (C) no such participation shall release any Lender from any of its obligations under any Loan Document and (D) if no Event of Default has occurred and is continuing, no participant may be a direct competitor of Borrower (as reasonably determined by Agent).

11.9          Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lenders in the State of New York, and shall have been accepted by Agent and Lenders in the State of New York. Payment to Agent and Lenders by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents (other than the Warrants) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10        Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (other than the Warrants) may be brought in any state or federal court located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction of the United States District Court for the Southern District of New York; (b) waives any objection as to jurisdiction or venue in the United States District Court for the Southern District of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11        Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower or any Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

11.12       Professional Fees. Borrower promises to pay Agent’s and Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorneys’ fees of one primary counsel, one counsel in each applicable foreign jurisdiction and one regulatory counsel, as may be required, UCC searches, filing costs, and other related expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ fees (which, in the case of clauses (a), (c) and (e) below, shall be limited to one primary counsel, one counsel in each applicable foreign jurisdiction, one special counsel for each relevant specialty and one regulatory counsel, as may be required) and other reasonable and documented out-of-pocket professionals’ fees (excluding costs of in-house counsel) and reasonable and documented out-of-pocket expenses incurred by Agent and Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13        Confidentiality. Agent and Lenders acknowledge that items of Collateral and information provided to Agent and Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lenders agree that any Confidential Information it may obtain in connection with the Loan Documents or in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, representatives and other professional advisors if Agent or Lenders in their sole discretion determine that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this Section or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information and in any case are not materially less restrictive than this Section; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower; (c) if required or appropriate in any report, statement or testimony required by law or order of any Governmental Authority to be submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or Lenders or demanded by any Governmental Authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after the occurrence and during the continuance of an Event of Default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or Lenders or any bona fide prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are not materially less restrictive than this Section; (h) to any investor or bona fide potential investor (and each of their respective Affiliates or clients) in Agent or Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information which are not materially less restrictive than this Section; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14       Assignment of Rights. Borrower acknowledges and understands that Agent or Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lenders shall relieve Borrower of any of its obligations hereunder. Lenders agree that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15        Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation, provisional liquidation, winding up or reorganization or pursuant to the Cayman Islands restructuring officer regime, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets or appoints a restructuring officer, or if any payment or transfer of Collateral is recovered from Agent or Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lenders in Cash.

11.16        Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17        No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lenders and the Loan Parties party thereto.

11.18       Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 4 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.19       Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no consent shall be required to disclose information (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange or the rules and regulations of the Securities and Exchange Commission (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20        Multiple Borrowers. Each Borrower hereby agrees to the terms and conditions set forth on Addendum 5 attached hereto.

11.21       Managerial Assistance. Borrower acknowledges that Hercules Capital, Inc. has elected to be regulated as a business development company under the 1940 Act, and as such is required to make available significant managerial assistance to its portfolio companies. Significant managerial assistance may include, but is not limited to, guidance and counsel concerning the portfolio company’s management, operations, business objectives and policies, arrangement of financing, management of relationships with financing sources, recruitment of management personnel and evaluation of acquisition and divestiture opportunities. Borrower hereby acknowledges and agrees that it may request such assistance at any time from Hercules Capital, Inc. by contacting legal@htgc.com.

11.22        Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ROCKET PHARMACEUTICALS, INC.

Signature:	/s/ Martin Wilson
Print Name:	Martin Wilson
Title:	General Counsel and Chief Corporate Officer

SPACECRAFT SEVEN, LLC
By: Rocket Pharmaceuticals, Ltd., its Member

Signature:	/s/ Martin Wilson
Print Name:	Martin Wilson
Title:	Director

ZEBRAFISH MERGER SUB II, LLC

Signature:	/s/ Martin Wilson
Print Name:	Martin Wilson
Title:	Authorized Person

[Signature Page to Loan and Security Agreement]

Accepted in San Mateo, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

HERCULES SBIC V, L.P.

By: Hercules Technology SBIC Management, LLC, its General Partner

By: Hercules Capital, Inc., its Manager

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

HERCULES PRIVATE CREDIT FUNDING 2026 LLC

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

[Signature Page to Loan and Security Agreement]

HERCULES GROWTH LENDING FUND IV LP

By: Hercules Growth Lending Fund IV GP LLC, its General Partner

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

HERCULES PRIVATE CREDIT FUND 1 L.P.

By: Hercules Private Global Venture Growth Fund GP I LLC, its General Partner

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

HERCULES EVERGREEN FUND LP

By: Hercules Evergreen Fund GP LLC, its General Partner

Signature:	/s/ Seth Meyer
Print Name: Seth Meyer
Title: President

[Signature Page to Loan and Security Agreement]

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs

Addendum 2:	Delivery Instructions

Addendum 3:	SBA Provisions

Addendum 4:	Agent and Lender Terms

Addendum 5:	Multiple Borrower Terms

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B:	Name, Locations, and Other Information for Borrower

Exhibit C:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit D:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit E:	Compliance Certificate

Exhibit F:	Joinder Agreement

Exhibit G:	[Reserved.]

Exhibit H:	ACH Debit Authorization Agreement

Exhibit I:	[Reserved.]

Exhibit J-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit K:	Certain Economic Terms

Schedule 1.1	Commitments

Schedule 1.1A	Material Agreements

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments

Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products

Schedule 5.13	Employee Loans
Schedule 5.14	Capitalization

Schedule 5.16	Commercial Tort Claims

Schedule 7.23	Affiliate Transactions

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ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.	Defined Terms. For purposes of this Addendum 1:

a.	“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

b.	“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment (other than pursuant to an assignment request by Borrower under Section 10 of this Addendum 1) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.

c.	“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

d.	“Foreign Lender” means a Lender that is not a U.S. Person.

e.	“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

f.	“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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g.	“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, excise, sales or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10 of this Addendum 1).

h.	“Recipient” means Agent or any Lender, as applicable.

i.	“Withholding Agent” means Borrower and Agent.

2.	Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. If the applicable Withholding Agent is not Borrower, such Withholding Agent shall promptly notify Borrower of any such deduction or withholding.

3.	Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes, subject to the limitation set forth in Section 4 of this Addendum 1.

4.	Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, except to the extent that the Secured Obligations are under-collateralized, Borrower shall not be required to pay or indemnify for any Other Taxes under this Addendum 1 to the extent already satisfied out of the proceeds of any disposition of, or collection or enforcement with respect to, Collateral. A certificate describing the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.	Indemnification by Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lenders from any other source against any amount due to Agent under this Section 5.

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6.	Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent. Upon Borrower’s reasonable request following any disposition of, or collection or enforcement with respect to, Collateral, Agent shall provide Borrower a reasonably detailed accounting of any Other Taxes satisfied out of the proceeds thereof.

7.	Status of Lenders.

a.	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

b.	Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

i.	any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

A.	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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B.	executed copies of IRS Form W-8ECI;

C.	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

iii.	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

iv.	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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c.	Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

8.	Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.	Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered. Notwithstanding anything to the contrary in this Section 9, Borrower shall not be required to compensate a Lender pursuant to this Section 9 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the change in applicable law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in applicable law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

10.	Mitigation Obligations; Replacement of Lenders.

a.	Designation of a Different Lending Office. If any Lender requests compensation under Section 9 of this Addendum 1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2 or Section 4 of this Addendum 1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9 or Section 2 or Section 4 of this Addendum 1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

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b.	Replacement of Lenders. If any Lender requests compensation under Section 9 of this Addendum 1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2 or Section 4 of this Addendum 1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10(a) of this Addendum 1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7 of the Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Section 9 or Section 2 or Section 4 of this Addendum 1) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have paid to Agent any assignment fee specified in the Agreement, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any Prepayment Charge and End of Term Charge) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (iii) such assignment will result in a reduction in such compensation or payments thereafter, (iv) such assignment does not conflict with applicable law, and (v) such Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.	Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

Delivery Instructions

The Compliance Certificate shall be uploaded and executed via Lumonic1. All other financial reports required to be furnished to Agent pursuant to Section 7.1 shall be submitted via Lumonic.

The Compliance Certificate and other financial reports required to be furnished to Agent pursuant to Section 7.1 may be sent to hercules@lumonic.com with a copy to legal@htgc.com, should access to Lumonic be temporarily unavailable.

1 All references to Lumonic shall be interpreted as the Portfolio Management Software currently in use by Agent. Lumonic can be reached at the following URL: https://lumonic.com/

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT

SBIC

(a)            Borrower’s Business. For purposes of this Addendum 3, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower (i) represents and warrants to Agent and Lenders, with respect to subsection 1 below, as of the initial SBA Funding Date, and (ii) represents and warrants to Agent and Lenders, as of each SBA Funding Date and covenants to Agent and Lenders for a period of one year after each SBA Funding Date or for such longer period as set forth below with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:

1.	Size Status. Borrower’s primary NAICS code is 541714 and has less than 250 employees in the aggregate (as determined in accordance with Title 13 Code of Federal Regulations Section 121.106);

2.	No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

3.	No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

4.	No Real Estate Business. Borrower is not classified under North American Industry Classification System (NAICS) codes 531110 (lessors of residential buildings and dwellings), 531120 (lessors of nonresidential buildings except miniwarehouses), 531190 (lessors of other real estate property), 237210 (land subdivision), or 236117 (new housing for-sale builders). Borrower is not classified under NAICS codes 236118 (residential remodelers), 236210 (industrial building construction), or 236220 (commercial and institutional building construction), if Borrower is primarily engaged in construction or renovation of properties on its own account rather than as a hired contractor. Borrower is not classified under NAICS codes 531210 (offices of real estate agents and brokers), 531311 (residential property managers), 531312 (nonresidential property managers), 531320 (offices of real estate appraisers), or 531390 (other activities related to real estate), unless it derives at least 80 percent of its revenue from non-Affiliate sources. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

5.	No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

6.	No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

7.	No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation, passed through to a foreign business or used to acquire a foreign business. Borrower will not have, on or within one year after each SBA Funding Date and each other Loan provided by a Lender that is an SBIC more than 49 percent of its employees or tangible assets located outside the United States of America.

(b)          Small Business Administration Documentation.  Agent and Lenders acknowledge that Borrower completed, executed and delivered to Agent prior to each SBA Funding Date SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to Lenders (the “Use of Proceeds Statement”).  Borrower represents and warrants to Agent and Lenders that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of each SBA Funding Date is accurate and complete.

(c)          Inspection.  The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents.  Subject to the preceding sentence, Borrower will permit, for so long as Lenders hold any debt or equity securities of Borrower, Agent, Lenders or their representative, at Agent’s or Lenders’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or Lenders or the SBA.

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(d)            Annual Assessment.  Upon request of Agent or Lender, promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or Lenders, Borrower will deliver to Agent a written assessment of the economic impact of Lenders’ investment in Borrower, specifying the full-time equivalent net jobs created and total jobs created or retained in connection with the investment, the impact of the investment on the revenues and profits of Borrower’s business and on taxes paid by Borrower and its employees, and such other information as may be required regarding Borrower in connection with the filing of Lenders’ SBA Form 468.   Lenders will assist Borrower with preparing such assessment.  In addition to any other rights granted hereunder, Borrower will grant Agent and Lenders and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds.  Borrower also will furnish or cause to be furnished to Agent and Lenders such other information regarding the business, affairs and condition of Borrower as Agent or Lenders may from time to time reasonably request, and such information shall be certified by the President, Chief Executive Officer or Chief Financial Officer of Borrower to the extent requested by Agent or Lender for compliance with the SBIC Act.

(e)           Use of Proceeds.  Borrower will use the proceeds from the Loan only for purposes set forth in Section 7.17.  Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed.  Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will permit Agent and Lenders and the SBA to have access to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.17.

(f)            Activities and Proceeds.  Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720.  Borrower shall not, nor shall it cause or permit any of its subsidiaries to, without obtaining the prior written approval of Agent, change Borrower’s or any such subsidiary’s business activities from that conducted on the date hereof to a business activity from which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act. Borrower agrees that any such change in its or any such subsidiary’s business activities without such prior written consent of Agent shall constitute a material breach of the obligations of Borrower under this Addendum 3.

(g)           [Reserved]

(h)           Compliance and Resolution.  Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Agent or Lenders believes that there is a substantial risk of such assertion) that Agent, Lenders and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lenders by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and Lenders.  In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or Lenders believe that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Agent, Lenders and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, Lenders, and any governmental regulatory agency, and (ii) upon request of Lenders or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among Hercules Capital IV, L.P. and Hercules SBIC V, L.P., as applicable, and Hercules Capital, Inc.

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ADDENDUM 4 to LOAN AND SECURITY AGREEMENT

Agent and Lender Terms

(a)            Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and irrevocably authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Agent shall have only those duties which are specified in this Agreement and it may perform such duties by or through its agents, representatives or employees. In performing its duties on behalf of Lenders, Agent shall exercise the same care which it would exercise in dealing with loans made for its own account, but it shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of all or any of the Loan Documents, or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by Agent to any Lender or by or on behalf of Borrower to Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein, as to the use of the proceeds of the Term Loan Advances, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent. Agent shall not be responsible for insuring the Collateral or for the payment of any Taxes, assessments, charges or any other charges or liens of any nature whatsoever upon the Collateral or otherwise for the maintenance of the Collateral, except in the event Agent enters into possession of a part or all of the Collateral, in which event Agent shall preserve the part in its possession. Unless the officers of Agent acting in their capacity as officer of Agent on Borrower’s account have actual knowledge thereof or have been notified in writing thereof by Lenders, Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default.

(b)           Neither Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be liable to Lenders for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any other Loan Document shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise (a) would subject Agent to a Tax in a jurisdiction where it is not then subject to a Tax or (b) would require Agent to qualify to do business in any jurisdiction where it is not so qualified. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or under any of the other Loan Documents in accordance with the instructions of Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement unless and until it has obtained the written instructions of Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in its individual capacity. With respect to its participation in the Loan Agreement hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same rights and powers as though it were not performing the duties and functions delegated to it hereunder and the term “Lender” or “Lenders” or any similar term shall unless the context clearly indicates otherwise include Agent in its individual capacity.

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(c)           Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

(d)           Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 4, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(e)           To the extent not reimbursed either by Borrower or from the application of Collateral proceeds pursuant to Section 10.2, a Lender (the “Indemnified Lender”) shall be indemnified by the other Lenders (an “Indemnifying Lender”), on a several basis in proportion to each Lender’s pro rata portion of the Term Commitment, and each Indemnifying Lender agrees to reimburse the Indemnified Lender for the Indemnifying Lender’s pro rata share of the following items (an “Indemnified Payment”):

(i)            all reasonable out-of-pocket costs and expenses of the Indemnified Lender incurred by the Indemnified Lender in connection with the discharge of its activities under this Agreement or the Loan Agreement, including reasonable legal expenses and attorneys’ fees; provided, that the Indemnified Lender shall consult with the other Lender regarding the incurrence of such costs and expenses at reasonable intervals (but not more often than monthly) and any such reasonable costs and expenses shall be “Claims” hereunder notwithstanding any disagreement by the other Lender as to their incurrence; and

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from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against the Indemnified Lender in any way relating to or arising out of this Agreement, or any action taken or omitted by the Indemnified Lender hereunder; provided, however, that the Indemnified Lender shall not be reimbursed or indemnified for an Indemnified Payment, except to the extent that the Indemnified Lender paid more than its ratable share of such payment. All Indemnified Payments as set forth in this clause (e) to an Indemnified Lender are intended to be paid ratably by the other Lender.

(f)            [Reserved.]

(g)           [Reserved.].

(h)           Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(i)             Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(i)          be subject to any fiduciary, advisory or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(ii)         have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)        except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(j)           In connection with any exercise of Enforcement Actions hereunder, neither any Agent nor any Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.

(k)          Each Lender and Agent may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender and Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Lender or Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

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(l)            Each Lender agrees that it will make its own independent investigation of the financial condition and affairs of Borrower in connection with the making of Term Loan Advances pursuant to the Loan Agreement and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Neither Agent nor any Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of all Lenders or to provide the other Lenders with any credit or other information with respect thereto whether coming into its possession before the date hereof or any time or times thereafter and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to Lenders by Borrower.

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ADDENDUM 5 to LOAN AND SECURITY AGREEMENT

Multiple Borrower Terms

(a)           Borrower’s Agent. Each Borrower hereby irrevocably appoints Company as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent or any Lender. Agent may rely, and shall be fully protected in relying, on any request for the Term Loan Advances, disbursement instruction, report, information or any other notice or communication made or given by Company, whether in its own name or on behalf of one or more of the other Borrowers, and Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b)           Waivers. Each Borrower hereby waives: (i) any right to require Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Agent or any Indebtedness of Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation, provisional liquidation, Cayman Islands restructuring officer regime or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until Payment in Full, nothing shall discharge or satisfy the liability of any Borrower hereunder except Payment in Full. If any claim is ever made upon Agent for repayment or recovery of any amount or amounts received by Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent with any such claimant (including without limitation any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Agent and Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

8

(c)           Consents. Each Borrower hereby consents and agrees that, without notice (except any notices expressly required by the Loan Documents) to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)           Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Agent to furnish to it any information now or hereafter in Agent’s possession concerning the same or any other matter.

9

(e)           Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(f)            Service of Process. The Cayman Subsidiary and each Subsidiary that is organized outside of the United States of America shall appoint CT Corporation System, or other agent acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States of America, evidenced by a service of process letter in form and substance satisfactory to Agent (each, a “Process Letter”). Each Borrower shall take all actions, including payment of fees to such agent, to ensure that each Process Letter remains effective at all times.

10

EXHIBIT A

ADVANCE REQUEST

To:	Agent:	Date: __________, 202[ ]

Hercules Capital, Inc., as Agent
1 North B Street, Suite 2000
San Mateo, CA 94401
email: legal@htgc.com
Attn:

ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 of the Agreement (defined below) from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”) hereby requests Agent to cause Lenders to make a[n] [[Tranche 1-A] [Tranche 1-B] [Tranche 1-C] [Tranche 2] [Tranche 3]] Advance in the amount of _____________________ Dollars ($________________) (the “Advance Amount”) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement, dated as of September 30, 2026, among Borrower, Agent and Lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Wire Funds to Borrower’s account ________

Bank:	_____________________________
Address:	_____________________________
_____________________________
ABA Number:	_____________________________
Account Number:	_____________________________
Account Name:	_____________________________
Contact Person:	_____________________________
Phone Number
To Verify Wire Info:	_____________________________
Email address:	_____________________________

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Loan Documents are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and (iii) that as of the Advance Date, no fact or condition exists that constitutes a Default or an Event of Default under the Loan Documents. Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lenders may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s jurisdiction of organization, entity type and chief executive office location have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

[Borrower hereby authorizes Agent to deduct an amount from the proceeds of this Advance to be applied towards the payment of the [Initial Facility Charge][Subsequent Tranche Facility Charge applicable to this Advance].]2

Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

This Advance Request is duly executed as of the date set forth above.

COMPANY: ROCKET PHARMACEUTICALS, INC., on behalf of all Borrowers

SIGNATURE: _______________________________________________
TITLE: ____________________________________________________
PRINT NAME: ______________________________________________

2 To be included if this is not a Tranche 1 Advance.

2

ATTACHMENT TO ADVANCE REQUEST

Dated: _______________________

Borrower hereby represents and warrants to Agent that Borrower’s current legal name and organizational status is as follows:

Legal Name:	[ ]

Type of organization:	[ ]

State of organization:	[ ]

Organization file number:	[ ]

Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current chief executive office locations are as follows:

[ ● ]

Borrower hereby represents and warrants to Agent that the Advance Amount does not exceed the Maximum Term Loan Amount as follows:

a.	Advance Amount: $________________

b.	Maximum Term Loan Amount [(minus Tranche 3)][3]: $_________________

c.	Is clause a. less than or equal to clause b.? Yes/Compliant _______ No/Non-Compliant _______

3 To include if discretionary tranche is unavailable.

3

EXHIBIT B

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.     Borrower represents and warrants to Agent that Borrower’s current legal name and organizational status as of the Closing Date is as follows:

Legal Name:	[ ]

Type of organization:	[ ]

State of organization:	[ ]

Organization file number:	[ ]

Borrower’s fiscal year ends on [                                        ]

Borrower’s federal employee tax identification number is: [                                        ]

2.     Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Legal Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:
Borrower’s fiscal year ends on _____
Borrower’s federal employer tax identification number is: _______________

3.     Borrower represents and warrants to Agent that its chief executive office is located at _______________.

EXHIBIT C

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

EXHIBIT D

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

EXHIBIT E

COMPLIANCE CERTIFICATE

Hercules Capital, Inc., as Agent
1 North B Street, Suite 2000
San Mateo, CA 94401

Reference is made to that certain Loan and Security Agreement, dated as of September 30, 2026, and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc. (“Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, “Lender”), ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 of the Loan Agreement from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”). All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of Company, knowledgeable of all Company financial matters, and is authorized, on behalf of Company, to provide certification of information regarding Company; hereby certifies, on behalf of Company, that in accordance with the terms and conditions of the Loan Agreement, Company is in compliance for the period ending ___________ of all covenants, conditions and terms of the Loan Agreement and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties.4 Attached are the required documents supporting the above certification. The undersigned further certifies that no Default or Event of Default exists as of the date hereof. The undersigned further certifies that any financial materials delivered with this Compliance Certificate are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below. All certifications made herein by the undersigned are in such person’s capacity as an Officer of the Company and not in any personal capacity.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Monthly Financial Statements	Monthly within 30 days
Agings of Accounts Receivable and Accounts Payable	Monthly within 30 days
Interim Quarterly Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 90 days
Annual Financial and Business Projections	Within 60 days after FYE

4 NTD: For the avoidance of doubt, all representations and warranties related to Schedules 5.9, 5.10 and 5.11 shall be required to be true and correct only as of the date of any Compliance Certificate delivered for the last month of a fiscal quarter (see Additional Disclosure section below).

ACCOUNTS OF BORROWER AND ITS SUBSIDIARIES AND AFFILIATES

The undersigned hereby also confirms, on behalf of Company, that the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Borrower or Borrower’s Subsidiary/Affiliate, as applicable.

Each new account that has been opened since delivery of the previous Compliance Certificate is designated below with a “*”.

		Depository AC #	Financial Institution	Account Type (Depository / Securities)	Last Month Ending Account Balance	Purpose of Account
BORROWER Name/Address:
1
2
3
4
5
6
7

SUBSIDIARY Name/Address
1
2
3
4
5
6
7

Name of Test	Required Level	Actual Level	In Compliance Y/N?
Minimum Cash[5]	See Section 7.21(a) of the Loan Agreement	$_____________

ADDITIONAL DISCLOSURES

1.	QUARTERLY INSURANCE UPDATE
●	[The undersigned hereby also confirms that since delivery of the previous Compliance Certificate delivered for the last month of a fiscal quarter, neither Borrower nor any of its Subsidiaries has entered into or amended any insurance policy required pursuant to Section 6.1 of the Loan Agreement.][6]
●	[Since delivery of the previous Compliance Certificate delivered for the last month of a fiscal quarter, Borrower and/or one or more of its Subsidiaries have entered into new, or amended existing, insurance policies required pursuant to Section 6.1 of the Loan Agreement. Attached hereto are updated insurance certificates and insurance renewal statements with respect to such policies, as required to be delivered pursuant to Section 6.2 and Section 7.1(j) of the Loan Agreement.][7]

2.	QUARTERLY INTELLECTUAL PROPERTY UPDATE
●	[Set forth below are claim(s) have been made to a Loan Party that material part(s) of the Intellectual Property violates the rights of a third party since delivery of the last Compliance Certificate for the last month of a fiscal quarter: [ ]][8]

5 NTD: To be tested beginning on the Initial Minimum Cash Test Date; provided covenant shall not be tested for any such test date where Company’s Market Capitalization is equal to or greater than Six Hundred Million Dollars ($600,000,000).

6 NTD: Include with each Compliance Certificate delivered for the last month of a fiscal quarter if neither Borrower nor any of its Subsidiaries has entered into or amended any insurance policies since delivery of the previous quarter-end Compliance Certificate.

7 NTD: Include each Compliance Certificate delivered for the last month of a fiscal quarter if Borrower or any of its Subsidiaries has entered into or amended any insurance policies since delivery of the previous Compliance Certificate delivered with quarterly financial statements.

8 NTD: Include if any claim(s) have been made to any Loan Party that any material part of the Intellectual Property violates the rights of any third party.

●	[Attached hereto are any necessary updates to:
●	Schedule 5.9 (Impairment of Current Company IP);
●	Schedule 5.10(a) (List of Current Company IP);
●	Schedule 5.10(d) (Breach of Material Agreements);
●	Schedule 5.10(f) (Enforceability of Current Company IP);
●	Schedule 5.10(g) (Specified Disputes);
●	Schedule 5.10(i) (Pending or Threatened Claims);
●	Schedule 5.10(j) (Misappropriation of Third Party IP);
●	Schedule 5.10(k) (Settlements or Orders Regarding Company IP);
●	Schedule 5.10(o) (All Necessary Rights to Intellectual Property); and
●	Schedule 5.11 (Litigation, Orders or Settlements Affecting Use).][9]

●	[Attached hereto is a report of any new Intellectual Property obtained since delivery of the last Compliance Certificate for the last month of a fiscal quarter to be reported under, and executed intellectual property security agreements required by, Section 7.22 of the Loan Agreement.]

3.	MONTHLY ORGANIZATIONAL STATUS UPDATE
●	[Attached hereto are any changes since delivery of the last Compliance Certificate to any Loan Party’s present name, former names (if any), locations, place of formation, tax identification number or organizational identification number.][10]

4.	MONTHLY SUBSIDIARIES UPDATE
●	[Attached hereto is a true, correct and complete list of each new Subsidiary formed since delivery of the last Compliance Certificate, substantially in the form of Schedule 5.14 to the Loan Agreement.][11]

5.	MONTHLY LITIGATION UPDATE
●	[Set forth below is notice of any legal process arising since delivery of the last Compliance Certificate that is reasonably likely to result in damages, expenses or liabilities of Borrower in excess of [Two Million Dollars ($2,000,000)]:]

Very Truly Yours,

9 NTD: Attach updated schedules as necessary to make materially accurate representations and warranties related to such schedules.

10 NTD: Attach updated Exhibit B if updates to organizational status are needed pursuant to Section 5.1 of the Loan Agreement.

11 NTD: Attach updated Schedule 5.14 if updates are needed.

ROCKET PHARMACEUTICALS, INC.

By:

Name:

Its:

EXHIBIT F

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [          ], 20[  ], and is entered into by and between __________________, a ___________ [corporation][limited liability company][exempted company incorporated with limited liability in the Cayman Islands] (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, including any successor or assigns, “Agent”).

RECITALS

A.          Subsidiary’s Affiliate, ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 of the Loan Agreement (defined below) from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Existing Borrower”) has entered into that certain Loan and Security Agreement, dated as of September 30, 2026, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, “Lenders”), each other Borrower that is party thereto, and Agent, (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith; and

B.          Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Existing Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith.

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor Lenders shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by Existing Borrower’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Existing Borrower satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lenders has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Existing Borrower and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Existing Borrower in accordance with the Loan Agreement or as otherwise agreed among Existing Borrower, Agent and Lenders shall be deemed provided to Subsidiary; (ii) Lenders’ providing an Advance to Existing Borrower shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lenders.

3.	[Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.][12]

4.	Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf of any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.	As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

6.	This Joinder Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

12 Only include if Subsidiary’s equity interests are not certificated as of the joinder date.

This Joinder Agreement is duly executed as of the date set forth above.

SUBSIDIARY:

[___________]

By:
Name:
Title:

[Address]
Email:
Telephone:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

1 North B Street, Suite 2000
San Mateo, CA 94401
Email: legal@htgc.com
Telephone: 650-289-3060

[SIGNATURE PAGE TO JOINDER AGREEMENT]

EXHIBIT G

[Reserved.]

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Capital, Inc.
1 North B Street, Suite 2000
San Mateo, CA 94401

Re: Loan and Security Agreement, dated as of September 30, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 of the Agreement from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”), Hercules Capital, Inc., as administrative agent and collateral agent (in such capacities, “Agent”) and the lenders party thereto (collectively, the “Lenders”)

In connection with the above referenced Agreement, Borrower hereby authorizes Agent or Lenders to initiate debit entries for: (i) the periodic payments due under the Agreement and (ii) out-of-pocket legal fees and costs incurred by Agent or Lenders that are reimbursable and due pursuant to Section 11.12 of the Agreement to Borrower’s account indicated below; provided that Agent shall provide Borrower with prior notice of any debit pursuant to clause (ii); provided further, that failure to provide such prior notice shall not impair Agent’s or Lenders’ ability to make such debit. Borrower authorizes the depository institution named below to debit to such account.

[IF FILED PUBLICLY, ACCOUNT INFO REDACTED FOR SECURITY PURPOSES]

Depository Name	Branch
City	State and Zip Code
Transit/ABA Number	Account Number

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

____________________________________________
(Company, on behalf of each Borrower)

By: _________________________________________

Name: _________________________________________

Date: ________________________________________

EXHIBIT I

[Reserved.]

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of September 30, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of September 30, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of September 30, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of September 30, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among ROCKET PHARMACEUTICALS, INC., a Delaware corporation (“Company”), its Subsidiaries SPACECRAFT SEVEN, LLC, a Delaware limited liability company (“Spacecraft”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company (“Zebrafish”), and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party thereto (together with Company, Spacecraft and Zebrafish, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT K

CERTAIN ECONOMIC TERMS

“Amortization Date”

If neither the First Interest Only Extension Conditions nor the Second Interest Only Extension Conditions are satisfied: April 1, 2029.

If the First Interest Only Extension Conditions are satisfied: April 1, 2030.

If the Second Interest Only Extension Conditions are satisfied: October 1, 2030.

“Approval Milestone” Satisfaction of each of the following events:

(a) no Event of Default shall have occurred and be continuing; and

(b) Borrower shall have delivered evidence reasonably satisfactory to Agent (including supporting documents as reasonably requested by Agent) that the FDA has approved a Biologics License Application for RP-A501, for the treatment of patients with Danon Disease, with a label claim that is generally consistent with that sought in Borrower’s Biologics License Application filing with the FDA and which supports the target product profile, and the confirmatory trial(s) to support a full approval submission remains ongoing (solely to the extent that a confirmatory trial is required by the FDA).

“At-the-Market Offering”	Means sales by Company of shares of its capital stock that are (i) offered on a delayed or continuous basis under Rule 415 promulgated under the Act pursuant to an effective registration statement on Form S-3 under the Act, and (ii) sold from time to time at prevailing market prices through a designated broker-dealer pursuant to a written agreement between Company and such broker-dealer.
“Due Diligence Fee”	[***] ($[***])
“End of Term Charge”	The applicable End of Term Charge Percentage multiplied by the aggregate principal amount of the Term Loan Advances being repaid or prepaid, or that otherwise becomes due and payable.
“End of Term Charge Percentage”

(a) [***] percent ([***]%), if the principal amount of such Advance is repaid prior to the date which is twenty-four (24) months following the Closing Date;

(b) [***] percent ([***]%), if the principal amount of such Advance is repaid on or after the date which is twenty-four (24) months following the Closing Date but prior to the date which is forty-eight (48) months following the Closing Date; and

(c) [***] percent ([***]%), if the principal amount of such Advance is repaid on or after the date which is forty-eight (48) months following the Closing Date.

“First Interest Only Extension Conditions” Satisfaction of each of the following events:

(a) no Default or Event of Default shall have occurred and be continuing; and

(b) Agent’s receipt of evidence prior to April 1, 2029, in form and substance reasonably satisfactory to Agent, that the Tranche 2 Milestone has been achieved.

“Initial Facility Charge”	[***] Dollars ($[***]).

“Initial Minimum Cash Test Date”	July 1, 2027; provided, that if Borrower shall have delivered evidence satisfactory to Agent (including supporting documents as reasonably requested by Agent) that Company has received Qualified Equity Issuance Net Proceeds in an aggregate amount not less than the respective amount, and by no later than the respective date, set forth below, then the Initial Minimum Cash Test Date shall instead be:
	Qualified Equity Issuance Net Proceeds	Initial Minimum Cash Test Date
	One Hundred Fifty Million Dollars ($150,000,000)	July 1, 2028
	Two Hundred Million Dollars ($200,000,000)	October 1, 2028
	Two Hundred Fifty Million Dollars ($250,000,000)	January 1, 2029
	Three Hundred Million Dollars ($300,000,000)	April 1, 2029
	Three Hundred Fifty Million Dollars ($350,000,000)	July 1, 2029
“Maximum Term Loan Amount”	One Hundred Fifty Million Dollars ($150,000,000).
“Minimum Advance Amount”	Ten Million Dollars ($10,000,000).
“Prepayment Charge”

(a) The outstanding principal amount of each Advance amount being prepaid,

multiplied by

(b)

(i) three percent (3.00%), if the principal amount of such Advance is prepaid prior to the date which is twelve (12) months following the Closing Date;

(ii) two percent (2.00%), if the principal amount of such Advance is prepaid on or after the date which is twelve (12) months following the Closing Date but prior to the date which is twenty-four (24) months following the Closing Date; and

(iii) one percent (1.00%), if the principal amount of such Advance is prepaid on or after the date which is twenty-four (24) months following the Closing Date through the day before the Term Loan Maturity Date.

“Prime Rate”	The greater of (a) the “prime rate” as reported in The Wall Street Journal or any successor publication thereto and (b) six and three-fourth percent (6.75%).
“RTI Amount”	Five Million Dollars ($5,000,000).

“Second Interest Only Extension Conditions” Satisfaction of each of the following events:

(a) no Default or Event of Default shall have occurred and be continuing;

(b) the First Interest Only Extension Conditions shall have been achieved; and

(c) Agent’s receipt of evidence prior to April 1, 2030, in form and substance reasonably satisfactory to Agent, that the Approval Milestone has been achieved.

“Subsequent Financing”	The closing of any broadly marketed equity offering of Company (other than sales effected pursuant to any At-the-Market Offering) which becomes effective after the Closing Date and that the Company reasonably expects to result in aggregate gross proceeds to Company of at least $30,000,000.
“Subsequent Tranche Facility Charge”	With respect to any Advance (other than the Tranche 1 Advances), an amount equal to [***] ([***]%) of such Advance.
“Term Commitment”	The obligation, if any, of any Lender to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1-A Commitment”, “Tranche 1-B Commitment”, “Tranche 1-C Commitment”, “Tranche 2 Commitment” or “Tranche 3 Commitment”, as the case may be, opposite such Lender’s name on Schedule 1.1.
“Term Loan Interest Rate”	A per annum rate of interest equal to the Prime Rate plus two and two-fifths percent (2.40%)
“Term Loan Maturity Date”	October 1, 2030, provided that upon achievement by Borrower of the Tranche 2 Milestone and so long as no Default or Event of Default shall have occurred and be continuing, such date shall be extended to October 1, 2031.
“Tranche 1-A Commitment”	The obligation, if any, of any Lender to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 1-A Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 1-B Commitment”	The obligation, if any, of any Lender to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 1-B Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 1-B Commitment Period”	The period beginning on the Closing Date and continuing through June 30, 2027.
“Tranche 1-C Commitment”	The obligation, if any, of any Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 1-C Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 1-C Commitment Period”	The period beginning on the earlier of (i) the date on which the Tranche 1-B Commitment has been fully drawn or is otherwise reduced to zero and (ii) the expiration of the Tranche 1-B Commitment Period, and continuing through September 30, 2027.

“Tranche 2 Commitment”	The obligation, if any, of any Lender to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 2 Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 2 Commitment Period”	The period beginning on the first date on which Borrower achieves the Tranche 2 Milestone and continuing through the earlier of (a) December 15, 2028, and (b) the date that is sixty (60) days after the first date on which Borrower shall have achieved the Tranche 2 Milestone.
“Tranche 2 Milestone” Satisfaction of each of the following events:

(a) no Event of Default shall have occurred and be continuing; and

(b) Borrower shall have delivered evidence satisfactory to Agent (including supporting documents as reasonably requested by Agent) that Borrower has achieved either:

(i) Positive Data from the Registrational Study; or

(ii)  positive interim data from the ongoing registration-directed Phase 2 study of RP-A501 for Danon Disease which supports the filing of a Biologics License Application for FDA approval, subject to Agent’s consultation with management, review of interim data and regulatory correspondence and determination that such data is supportive of a Biologics License Application filing.

“Tranche 3 Commitment”	The obligation, if any, of any Lender to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 3 Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 3 Commitment Period”	The period beginning on the earliest of (i) the date on which the Tranche 2 Commitment has been fully drawn or is otherwise reduced to zero, (ii) the expiration of the Tranche 2 Commitment Period and (iii) December 15, 2028 and continuing until the Amortization Date.

SCHEDULE 1.1

COMMITMENTS

LENDERS	TRANCHE 1-A COMMITMENT	TRANCHE 1-B COMMITMENT	TRANCHE 1-C COMMITMENT	TRANCHE 2 COMMITMENT	TRANCHE 3 COMMITMENT*
Hercules Capital, Inc.	$[***]	$[***]	$[***]	$[***]	$[***]
Hercules Evergreen Fund LP	$[***]	$[***]	$[***]	$[***]	$[***]
Hercules Private Credit Funding 2026 LLC	$[***]	$[***]	$[***]	$[***]	$[***]
Hercules SBIC V, L.P.	$[***]	$[***]	$[***]	$[***]	$[***]
Hercules Growth Lending Fund IV LP	$[***]	$[***]	$[***]	$[***]	$[***]
Hercules Private Credit Fund 1 L.P.	$[***]	$[***]	$[***]	$[***]	$[***]
TOTAL COMMITMENTS	$35,000,000	$20,000,000	$15,000,000	$30,000,000	$50,000,000*

*Discretionary Tranche